UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Analog Devices, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 31, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Wednesday, March 13, 2013, at the Company’s headquarters at One Technology Way, Norwood, Massachusetts 02062.

At the Annual Meeting you are being asked to elect ten members of our Board of Directors, each for a term of one year; to vote on a non-binding advisory proposal on the compensation of ADI’s named executive officers; to approve the Analog Devices, Inc. Executive Section 162(m) Plan; and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2013. Your Board of Directors recommends that you vote FOR the election of each of the directors named in the proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers, FOR the approval of our Executive Section 162(m) Plan, and FOR the ratification of Ernst & Young LLP.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board	Jerald G. Fishman Chief Executive Officer

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY

NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 13, 2013

To our Shareholders:

The 2013 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at our headquarters at One Technology Way, Norwood, Massachusetts 02062, on Wednesday, March 13, 2013 at 9:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect the ten director nominees named in this proxy statement to our Board of Directors, each for a term of one year;

2.	To approve, by non-binding “say on pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.	To approve the Analog Devices, Inc. Executive Section 162(m) Plan; and

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2013.

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 11, 2013 are entitled to vote at the meeting. Your vote is important no matter how many shares you own. Whether you expect to attend the meeting or not, please vote your shares over the Internet or by telephone in accordance with the instructions set forth on the proxy card, or complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

MARGARET K. SEIF

Secretary

Norwood, Massachusetts

January 31, 2013

i

ii

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY

NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 13, 2013

This proxy statement contains information about the 2013 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Wednesday, March 13, 2013, at 9:00 a.m. local time, at our headquarters at One Technology Way, Norwood, Massachusetts 02062. You may obtain directions to the location of the annual meeting by visiting our website at www.analog.com or by contacting our Director of Investor Relations at Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (which we also refer to as Analog Devices, ADI, or the Company) for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy you submit for the meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

We are mailing our Annual Report to Shareholders for the fiscal year ended November 3, 2012 with these proxy materials on or about January 31, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be Held on March 13, 2013:

This proxy statement and the 2012 Annual Report to Shareholders are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and vote on the following matters:

1. The election of the ten nominees named in this proxy statement to our Board of Directors, each for a term of one year.

2. The approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement.

3. The approval of the Analog Devices, Inc. Executive Section 162(m) Plan.

4. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2013.

The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 11, 2013. This date is the record date for the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 305,184,668 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Yes. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways.

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1, 2, 3 and 4.

(4) You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy card with a later date;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form.

Under the applicable rules of the NASDAQ Stock Market, or NASDAQ, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered to be a discretionary item under NASDAQ rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1), the “say on pay” advisory vote (Proposal 2), and the approval of our Executive Section 162(m) Plan (Proposal 3) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (January 11, 2013) in order to be admitted to the meeting on March 13, 2013. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as the administrator of TIP, with respect to shares of ADI common stock in your TIP account, or TIP shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. Broadridge will notify Fidelity of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. Eastern Time on March 8, 2013, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan (the Ireland share plan), you may instruct Irish Pensions Trust Limited, which serves as the trustee of the Ireland share plan, to vote the amount of shares of common stock which they hold on your behalf as of the record date. You will receive a voting card that you may use to direct Mercer Ireland Limited (Mercer), which administers the Irish share plan on behalf of Irish Pensions Trust Limited, how to vote your shares. You should sign the voting card and return it to Mercer in the envelope provided. Mercer will vote the shares in the manner that you direct on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on Monday, March 4, 2013, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 11, 2013, the record date, or at least 152,592,335 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors. Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from the Board. The Board will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board’s decision and its reasoning with regard to the offered resignation.

“Say on Pay.” Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Approval of Executive Section 162(m) Plan. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve the Executive Section 162(m) Plan. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Brokers who do not receive instructions with respect to Proposals 1, 2 or 3 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and broker non-votes for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the ten nominees to serve as directors on the Board of Directors, each for a term of one year (Proposal 1);

FOR the approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal 2);

FOR the Executive Section 162(m) Plan (Proposal 3); and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year (Proposal 4).

Will any other matters be voted on at this meeting?

No. Under Massachusetts law, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2014 annual meeting?” below.

Where can I find the voting results?

We will report the voting results in a Form 8-K filed with the SEC within four business days after the end of our annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2014 annual meeting?

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2014 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2014 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts at the address below no later than October 3, 2013.

In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2014 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2013 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 13, 2013, and no later than December 13, 2013. If a shareholder does not provide timely notice of a nomination or other matter to be presented at the 2014 annual meeting, under Massachusetts law, it may not be brought before our shareholders at a meeting.

Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our bylaws is on file with the Securities and Exchange Commission and publicly available on our website.

Any proposals, nominations or notices should be sent to:

Margaret Seif, Secretary

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Phone: 781-461-3367

Fax: 781-461-3491

Email: margaret.seif@analog.com

What are the costs of soliciting these proxies and who will pay?

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors LLC, or Alliance Advisors, to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $10,500 for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended November 3, 2012 is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K and/or any of its exhibits, we will send you one without charge. Please contact:

Director of Investor Relations

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Phone: 781-461-3282

Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our Director of Investor Relations, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Director of Investor Relations, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of January 15, 2013 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	+	Shares Acquirable within 60 Days(3)	=	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned(4)
5% Shareholders:
Wellington Management Company, LLP(5)	17,368,499		—		17,368,499	5.7%
280 Congress Street Boston, Massachusetts 02210
Capital World Investors(6)	16,587,559		—		16,587,559	5.4%
333 South Hope Street Los Angeles, California 90071
FMR, LLC(7)	15,159,845		—		15,159,845	5.0%
82 Devonshire Street Boston, Massachusetts 02109

Directors and Named Executive Officers:
James A. Champy(8)	76,843		62,700		139,543	*
Jerald G. Fishman	438,945		1,030,000		1,468,945	*
John C. Hodgson	8,605		91,450		100,055	*
Yves-Andre Istel	10,675		40,850		51,525	*
Robert R. Marshall	6,156		405,848		412,004	*
Robert P. McAdam	192,757		395,744		588,501	*
Neil Novich	11,605		49,003		60,608	*
Vincent T. Roche	8,646		394,122		402,768	*
F. Grant Saviers	11,105		105,700		116,805	*
Paul J. Severino	19,805		84,700		104,505	*
Kenton J. Sicchitano	9,105		120,700		129,805	*
Ray Stata(9)	2,304,473		273,700		2,578,173	*
Lisa T. Su	—		—		—	*
David A. Zinsner	13,522		120,716		134,238	*
All directors and executive officers as a group (21 persons, consisting of 12 officers and 9 non-employee directors)(10)	3,163,151		3,756,314		6,919,465	2.2%

*	Less than 1% of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.
(2)

For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed.

The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.
(3)	The number of shares of common stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and restricted stock units that vest within 60 days after January 15, 2013.
(4)	The percent ownership for each shareholder on January 15, 2013 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 15, 2013 (305,233,589 shares) plus any shares acquirable (including exercisable stock options) by the shareholder in question within 60 days after January 15, 2013.
(5)	Based solely on a Form 13F-HR/A filed by Wellington Management Company, LLP on November 20, 2012 reporting stock ownership as of September 30, 2012.
(6)	Based solely on a Form 13F-HR filed by Capital World Investors on November 14, 2012 reporting stock ownership as of September 30, 2012.
(7)	Based solely on a Form 13F-HR filed by FMR, LLC on November 14, 2012 reporting stock ownership as of September 30, 2012.
(8)	Includes 69,025 shares held in trust for the benefit of Mr. Champy’s spouse and son, as to which Mr. Champy disclaims beneficial ownership.
(9)	Includes 1,108,709 shares held by Mr. Stata’s spouse, 400,277 shares held in trusts for the benefit of Mr. Stata’s children, and 1,850 shares held by a family LLC, as to which Mr. Stata disclaims beneficial ownership. All of the shares held by Mr. Stata’s spouse and 676,716 shares held directly by Mr. Stata are pledged as collateral for a line of credit from a bank.
(10)	All directors and executive officers as a group disclaim beneficial ownership of a total of 1,579,861 shares. Included in the group of directors and executive officers are Richard Meaney and Thomas Wessel who became officers on November 5, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year, with the exception of (i) a Form 4 filed on September 4, 2012 on behalf of Mr. Stata reporting the sale of 10,000 shares on August 28, 2012 and the sale of 10,000 shares on August 29, 2012, and (ii) two Forms 4 filed on November 6, 2012 on behalf of Mr. Stata reporting the gift to an educational institution of 31,750 shares on January 4, 2010 and the gift to an educational institution of 7,100 shares on October 25, 2011.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our entire Board of Directors is elected annually by our shareholders and consists of ten members, of which eight are deemed to be “independent directors.” At the meeting, shareholders will have an opportunity to vote for each of the ten nominees listed below. The persons named in the enclosed proxy card will vote for each of these nominees, unless you instruct them to vote otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his or her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board may reduce the number of directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of ADI.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 78, has served as our Chairman of the Board of Directors since 1973 and served as an executive officer of our company from its inception until April 2012. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. We believe Mr. Stata’s qualifications to sit on our Board of Directors include his 48 years of experience and leadership in the semiconductor industry, including as our founder, our Chairman for 40 years and formerly as our President for 20 years. It is expected that 2013 will be Mr. Stata’s final year serving as our Chairman of the Board.

JERALD G. FISHMAN, Chief Executive Officer; Director since 1991

Mr. Fishman, age 67, has been our Chief Executive Officer since 1996. Mr. Fishman also served as our President from 1991 to November 2012; as our Chief Operating Officer from 1991 to 1996; as our Executive Vice President from 1988 to 1991; and as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also currently serves as a director of Cognex Corporation and Xilinx, Inc. We believe Mr. Fishman’s qualifications to sit on our Board of Directors include his four decades of experience in the semiconductor industry, including 16 years as our Chief Executive Officer.

JAMES A. CHAMPY, Director since March 2003

Mr. Champy, age 70, retired in 2010 as Vice President of the Dell/Perot Systems business unit of Dell, Inc., a computer and technology services company. He was previously a Vice President and the Chairman of Consulting at Perot Systems Corporation from 1996 to November 2009. He served as a director of Perot Systems Corporation from 1996 to 2004. Mr. Champy is the author of several business books and is currently a Research Fellow at the Harvard Business School. We believe Mr. Champy’s qualifications to serve on our Board of Directors include his expertise in corporate strategy development and his organizational acumen.

JOHN C. HODGSON, Director since September 2005

Mr. Hodgson, age 69, has been retired since December 2006. He served as Senior Vice President and Chief Marketing and Sales Officer for DuPont, a science-based products and services company, from January 2006 to December 2006. Mr. Hodgson served as Senior Vice President and Chief Customer Officer from May 2005 to January 2006, Executive Vice President and Chief Marketing and Sales Officer from February 2002 to May 2005 and Group Vice President and General Manager of DuPont iTechnologies from February 2000 to February 2002. We believe Mr. Hodgson’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience with a complex, global technology company, as well as his executive leadership and experience with strategic, operational and financial matters.

YVES-ANDRE ISTEL, Director since December 2007

Mr. Istel, age 76, has been a Senior Advisor to Rothschild, Inc., an international investment bank, since April 2002, and was Vice Chairman of Rothschild, Inc. from 1993 to April 2002. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992. Mr. Istel also served as a director of Imperial Sugar Company, a processor and marketer of refined sugar during the past five years. Mr. Istel is deputy chairman of Compagnie Financiere Richemont S.A., the parent group owning luxury goods companies, including Cartier and Montblanc. We believe Mr. Istel’s qualifications to sit on our Board of Directors include his extensive experience with global companies, his financial expertise and his years of experience providing strategic advisory services to complex organizations.

NEIL NOVICH, Director since May 2008

Mr. Novich, age 58, is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a leading global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer and served in that role until 1999 when he was named Chairman, President and Chief Executive Officer, a position he held through 2007. Prior to that, he was a Director at Bain & Company, an international consulting firm. Mr. Novich also serves as a director of W.W. Grainger, Inc., Hillenbrand Inc. and Beacon Roofing Supply, Inc. and served as a director of Ryerson, Inc. during the past five years. We believe Mr. Novich’s qualifications to sit on our Board of Directors include his experience as a CEO leading complex global organizations, combined with his broad operational and corporate governance expertise.

F. GRANT SAVIERS, Director since December 1997

Mr. Saviers, age 68, has been retired since 1998. He served as Chairman of the Board of Adaptec, Inc., a provider of high performance computer input/output products, from 1997 to 1998, President from 1992 to 1995, and Chief Executive Officer from 1995 to 1998. Prior to Adaptec, Mr. Saviers was employed by Digital Equipment Corporation, where he served as Vice President, Storage Systems from 1981 to 1989, and as Vice President, Personal Computers and Peripherals from 1989 to 1992. We believe Mr. Saviers’ qualifications to serve on our Board of Directors include his experience in leading complex technology enterprises and his experience as a CEO of a semiconductor company.

PAUL J. SEVERINO, Director since November 2005

Mr. Severino, age 66, has been an advisor to emerging technology companies since 1996. From 1994 to 1996, he was Chairman of Bay Networks, Inc., a data networking products services company, after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. Prior to that merger, Mr. Severino was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. Mr. Severino is also a trustee of Rensselaer Polytechnic Institute and the Dana Farber Cancer Institute. Mr. Severino served as a director of Sonus Networks, Inc. during the past five years. We believe Mr. Severino’s qualifications to serve on our Board of Directors include his experience as a CEO of a global technology company, as well as his management and corporate governance expertise.

KENTON J. SICCHITANO, Director since March 2003

Mr. Sicchitano, age 68, has been retired since July 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, or PwC, in 1970 and became a partner in 1979. PwC is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax/Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. We believe Mr. Sicchitano’s qualifications to sit on our Board of Directors include his extensive experience with public and financial accounting matters for complex global organizations.

LISA T. SU, Director since June 2012

Ms. Su, age 43, is Senior Vice President and General Manager, Global Business Units for Advanced Micro Devices, or AMD, a leading semiconductor manufacturer. Prior to joining AMD in January 2012, Ms. Su served as senior vice president and general manager, Networking and Multimedia, at Freescale Semiconductor, Inc. from 2008 to 2011 and prior to that, as Chief Technology Officer from 2007 to 2008. Ms. Su also spent 13 years with IBM in various engineering and business leadership positions; and was a member of the technical staff at Texas Instruments in the Semiconductor Process and Device Center (SPDC). She has a bachelor’s, master’s and a doctorate degree in electrical engineering from the Massachusetts Institute of Technology (MIT) and is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE). We believe Ms. Su’s qualifications to serve on our Board of Directors include her experience as an executive in large semiconductor companies and her understanding of complex technologies.

Our Board of Directors recommends that you vote FOR the election of each of the above nominees.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and our shareholders. In particular, we have adopted the following policies and procedures:

Declassified Board of Directors. We have a declassified Board and our bylaws provide for one-year terms for our directors. All of our directors will stand for election to one-year terms at this annual meeting.

Majority Voting for Election of Directors. Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a nominee does not receive more “for” votes than “against” votes, the director must offer his or her resignation, which the Board must determine whether to accept and publicly disclose that determination.

Executive Sessions. At each regular meeting, our Board holds executive sessions of non-employee directors, who are all independent as defined under the NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules. Our lead director, James A. Champy, presides at these executive sessions. In addition, the committees of our Board also regularly hold executive sessions with their advisors without management present.

No Hedging Policy. We prohibit all hedging transactions or short sales involving Company securities by our directors and employees, including our executive officers.

No Pledging Policy. We have recently adopted a policy to prohibit our directors and executive officers from holding any Company securities in a margin account, and from any future pledging of their Company securities as collateral for a loan.

Equity Award Grant Date Policy. We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and employees. See “Director Compensation” and “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Equity Award Grant Date Policy” below for more information.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Equity Award Grant Date Policy at www.investor.analog.com/governance.cfm or by writing to:

Director of Investor Relations

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Phone: 781-461-3282

Fax: 781-461-3491

Email: investor.relations@analog.com

Determination of Independence

Under the NASDAQ Rules, a director of Analog Devices will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a relationship with Analog Devices that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These guidelines are posted on our website under www.investor.analog.com/governance.cfm. For relationships not covered by the guidelines, the determination of whether such a relationship exists is made by the members of our Board of Directors who are independent (as defined above).

Our Board of Directors has determined that none of Messrs. Champy, Hodgson, Istel, Novich, Saviers, Severino and Sicchitano or Ms. Su has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Rules. Our Board reached a similar determination with respect to John L. Doyle, who served as a director from 1987 until 2012. In determining the independence of the directors listed above, our Board considered each of the transactions discussed in “— Director Compensation” and “— Certain Relationships and Related Transactions.” Messrs. Stata and Fishman are not “independent” because of their employment relationships during fiscal 2012 with the Company. We considered the Company’s annual laboratory membership with The Massachusetts Institute of Technology (of which James Champy is a board member) and determined that the relationship was established in the ordinary course of business on an arms-length basis without the involvement of Mr. Champy, and is not material to MIT or the Company.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date the recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee,” c/o Secretary, Analog Devices, Inc., One Technology Way, Norwood, MA 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, input from director search firms for identification and evaluation of candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2014 annual meeting?” above.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, the presence of any conflicts of interest and the ability of the candidate to act in the interests of all shareholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. While we do not have a policy regarding Board diversity, the Committee has instructed its director search firm to include gender, racial and ethnic diversity as part of its search criteria, consistent with the requirement for relevant experience, skills and industry familiarity.

Communications from Shareholders and Other Interested Parties

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations, and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board (including the presiding director or the independent directors as a group) should address such communications to James A. Champy, Presiding Director, c/o Secretary, Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the offices of Chairman of the Board and CEO should be separate, unless otherwise determined by a majority of the Board of Directors. We currently separate the roles of CEO and Chairman of the Board. Our CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Stata, our Chairman, is not an independent director under the NASDAQ Rules, our Board of Directors has appointed James A. Champy as presiding director to preside at all executive sessions of independent directors. The Board holds executive sessions at each regular meeting.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for reviewing our overall performance, rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board provides for the succession of the chief executive officer, nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices, and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met ten times in fiscal 2012, including by telephone conference. During fiscal 2012, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees on which he or she served. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review its charter and perform a self-evaluation at least annually. Messrs. Stata and Fishman are the only directors who are, or have been in the past three years, also employees of Analog Devices and they do not serve on any standing Board committee. They do not participate in the portion of any Board or committee meeting during which their compensation is evaluated. All members of all three committees are independent, non-employee directors. The independent directors met in executive session without Messrs. Stata and Fishman during each in-person Board meeting in fiscal 2012.

Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual meetings of shareholders. All of our directors attended the 2012 Annual Meeting of Shareholders. Ms. Su did not attend as she had not yet been elected to the Board of Directors.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair), Hodgson and Istel. The Board of Directors has determined that each of Messrs. Sicchitano, Hodgson and Istel qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano, Hodgson and Istel is independent under the NASDAQ Rules, including the independence requirements contemplated by Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement as required under the NASDAQ Rules. The Board has certified that it has at least one member of the audit committee who has past employment experience in finance or accounting as required by the NASDAQ Rules. None of Messrs. Sicchitano, Hodgson or Istel serves on the audit committees of more than two other public companies.

The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage any independent legal, accounting and other advisors that it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of those advisors as established by the Audit Committee. The Audit Committee was responsible for selecting and appointing Ernst & Young LLP, our independent registered public accounting firm, and did not retain any other advisors during fiscal 2012. The Audit Committee met ten times during fiscal 2012 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2012 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Messrs. Novich (Chair), Saviers and Severino. The Board has determined that each of Messrs. Novich, Saviers and Severino is independent as defined under the NASDAQ Rules. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee authorizes the granting of stock options, restricted stock units and other stock incentives (within guidelines established by our Board of Directors and in accordance with our equity granting policy) to our officers. In accordance with the terms of the 2006 Stock Incentive Plan, the Compensation Committee has delegated to our Chief Executive Officer the power to grant options, restricted stock units and other stock awards to employees who are not executive officers or directors, subject to specified thresholds and applicable law. Our Compensation Committee held nine meetings (including by telephone conference) during fiscal 2012.

Compensation Committee Consultants. The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of any independent legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of these advisors as established by the Compensation Committee. The Compensation Committee was assisted during fiscal 2012 by outside legal counsel as needed. The Compensation Committee retained Pearl Meyer and Partners (PM&P), an independent compensation consultant, during fiscal 2012. PM&P reports directly to the Compensation Committee and assists the Committee in evaluating and designing our executive and director compensation program and policies. In fiscal 2012, the Compensation Committee instructed PM&P to assist it in defining a peer group of companies, compare our executive and director compensation arrangements to those of the peer group, and provide market data and advice regarding executive and director compensation plan design. PM&P conducted a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity in comparison to our peer group. PM&P also conducted a risk assessment of our executive compensation program. In connection with its work for the Compensation Committee, PM&P is invited to attend many of the Committee’s meetings and, upon request of the Committee, attends executive sessions with the Compensation Committee. PM&P is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices. The Committee requested and received an independence letter from PM&P for 2012 stating that they meet the independence standards prescribed by the SEC for all work performed for the Committee during fiscal 2012. The activities of our Compensation Committee and the services PM&P performed for the Committee during fiscal 2012 are further described in “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Champy (Chair) and Saviers and Ms. Su. The Board has determined that each of Messrs. Champy and Saviers and Ms. Su is independent as defined under the NASDAQ Rules. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, recommend to the Board the directors to be appointed to each committee of the Board, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board’s review of succession planning with respect to senior executives and oversight of our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of these advisors as established by the

Committee. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held five meetings during fiscal 2012 (including by telephone conference).

The Board’s Role in Risk Oversight

Management is responsible for day to day risk management activities. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Members of management report to the Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) regarding risk identification, risk management and risk mitigation strategies. In particular, the Audit Committee discusses ADI’s policies with respect to risk assessment and risk management as they apply to ADI’s financial statements, and the Compensation Committee considers whether ADI’s executive compensation program encourages excessive or inappropriate risk taking.

Report of the Audit Committee

The Audit Committee of the Board of Directors assisted the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with our independent registered public accounting firm and our internal auditors to discuss our financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, the independent accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during fiscal 2012, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to our Board of Directors. The Audit Committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm, and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters to be discussed as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee on independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board of Directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 3, 2012. The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2013.

Audit Committee

Kenton J. Sicchitano, Chairman

John C. Hodgson

Yves-Andre Istel

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended November 3, 2012 and October 29, 2011.

	Fiscal 2012	Fiscal 2011
Audit Fees	$2,123,000	$2,111,000
Audit-Related Fees	95,000	81,000
Tax Fees	871,000	629,000

Total Fees	$3,089,000	$2,821,000

Audit Fees. These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, reviews and comfort letter procedures related to our filings on Form S-3, assistance with registration statements and other periodic filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees. These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, due diligence and consultations regarding proposed transactions and accounting matters not related to the annual audit.

Tax Fees. These are fees for professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and planning, assistance with international tax audits and merger and acquisition tax advice and services. Included in this amount are fees of $435,000 in fiscal 2012 and $540,000 in fiscal 2011 for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young does not provide tax services to any executive officer of Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time the pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, that service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all the individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of those items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal years 2012 and 2011, no services were provided to Analog Devices by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

We grant equity awards to our non-employee directors as follows: 50% of each award consists of stock options and 50% of the award consists of restricted stock units. These stock options and restricted stock units vest in full on the first anniversary of the date of grant. On March 13, 2012, we granted to Mr. Stata and to each non-employee director, with the exception of Mr. Doyle, a stock option to purchase 8,380 shares of common stock, with an exercise price of $39.42 per share, and 1,610 restricted stock units, for services to be provided during fiscal 2012. Mr. Doyle retired from the Board effective March 13, 2012. In connection with her election to the Board, Ms. Su was granted a stock option to purchase 9,030 shares of common stock, with an exercise price of $36.175 per share, and 1,760 restricted stock units on July 16, 2012.

The following table details the total compensation earned by our non-employee directors in fiscal 2012.

2012 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
James A. Champy	84,000	61,550	61,492	—	207,042
John L. Doyle	40,500	—	—	—	40,500
John C. Hodgson	66,000	61,550	61,492	—	189,042
Yves-Andre Istel	64,500	61,550	61,492	—	187,542
Neil Novich	75,000	61,550	61,492	—	198,042
F. Grant Saviers	64,500	61,550	61,492	—	187,542
Paul J. Severino	63,000	61,550	61,492	—	186,042
Kenton J. Sicchitano	80,000	61,550	61,492	—	203,042
Ray Stata	119,065	61,550	61,492	4,111	246,218
Lisa T. Su	25,550	61,556	61,509	—	148,615

(1)	Messrs. Stata and Fishman were the only directors during fiscal 2012 who were also employees of ADI. Mr. Stata’s employment with ADI ended in April 2012, but he continues to serve as a director of ADI. Mr. Stata’s employment compensation during fiscal 2012 is described below under “— Certain Relationships and Related Transactions — Transactions with Related Persons.” Mr. Fishman’s employment compensation during fiscal 2012 is included in the Summary Compensation Table. Mr. Fishman did not receive any compensation in his capacity as a director of ADI during fiscal 2012. Mr. Doyle retired from the Board effective March 13, 2012. Ms. Su joined the Board in June 2012.

(2)

This amount includes a $60,000 annual board retainer. An additional annual retainer of $20,000 is paid to the chair of the Audit Committee. An additional annual retainer of $15,000 is paid to the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee. The Presiding Director also receives an additional annual retainer of $15,000. The members of the Audit Committee (other than the chair) received an additional annual retainer of $6,000 and the members of the Compensation and Nominating and Corporate Governance Committees (other than the chairs) received an additional annual retainer of $3,000. For 2013, Mr. Stata, as Chairman of the Board, will receive a total annual retainer of $250,000. All cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year. Ms. Su joined the Board of Directors in June 2012 and as a result, her compensation was prorated for 2012.

(3)	These amounts represent the aggregate grant date fair value of awards for grants of restricted stock units or stock options to each listed director in fiscal 2012. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2012. We recognize the fair value as of the grant date for stock options and restricted stock units over the number of days of service required for the award to become vested.

(4)	The aggregate number of restricted stock awards and stock option awards outstanding held by each director (representing unexercised stock options, both exercisable and unexercisable, and unvested restricted stock units) at November 3, 2012 is as follows:

Name	Number of Shares Subject to Option Awards Held as of November 3, 2012	Number of Restricted Stock Units that have not Vested as of November 3, 2012
James A. Champy	61,090	2,285
John L. Doyle	95,710	—
John C. Hodgson	89,840	2,285
Yves-Andre Istel	49,240	2,285
Neil Novich	47,393	2,285
F. Grant Saviers	119,090	2,285
Paul J. Severino	83,090	2,285
Kenton J. Sicchitano	119,090	2,285
Ray Stata	283,090	3,635
Lisa T. Su	9,030	1,760

TOTAL	956,663	21,390

(5)	The amounts represent payment of medical and dental insurance premiums on behalf of Mr. Stata and his spouse.

The following table includes the assumptions used to calculate the grant date fair value amounts included in the “Stock Awards” and “Option Awards” column for fiscal 2012 Director Compensation.

	Grant Date	Shares/RSUs Granted (#)	Exercise Price ($)	Assumptions
				Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)
Stock options	3/13/2012	8,380	39.42	28.580	5.30	0.990	3.044	7.3379
Restricted stock units	3/13/2012	1,610	—	—	—	0.990	3.044	38.23
Stock options	7/16/2012	9,030	36.175	30.530	5.30	0.600	3.317	6.8116
Restricted stock units	7/16/2012	1,760	—	—	—	0.600	3.317	34.975

The grant date fair value of restricted stock units represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. We compute the grant date fair value of stock options using a Black-Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended November 3, 2012.

We also reimburse our directors for travel to Board meetings and related expenses. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan” below.

Stock Ownership Guidelines for Non-Employee Directors

Under our stock ownership guidelines, the target share ownership level for non-employee directors is four times the directors’ annual cash retainer. Directors have four years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and any shares that have been pledged as collateral for a loan will not be counted for purposes of satisfying these guidelines. Unvested restricted stock units are counted for purposes of satisfying the guidelines. Except for Ms. Su, who was elected to the Board in June 2012, all directors satisfied our stock ownership guidelines as of the end of fiscal 2012.

Equity Award Policy for Non-Employee Directors

Our equity award grant policy for non-employee directors, as most recently revised in December 2012, is as follows:

•

Each newly elected non-employee director elected other than at an annual meeting of shareholders is automatically granted under our 2006 Stock Incentive Plan (the 2006 Plan): (a) a non-qualified stock option to purchase a number of shares of our common stock approved by the Board at an exercise price equal to the closing price of our common stock on the grant date; and (b) a restricted stock unit award for a number of shares of our common stock approved by the Board, each on the 15th day of the month following the month of the date of initial election as a director, or if NASDAQ is closed on that day, the next succeeding business day that NASDAQ is open.

•

On an annual basis, each non-employee director elected or re-elected at an annual meeting of shareholders is automatically granted under the 2006 Plan: (a) a non-qualified stock option to purchase a number of shares of our common stock approved by the Board at an exercise price equal to the closing price of our common stock on the grant date; and (b) a restricted stock unit award for a number of shares of our common stock approved by the Board, each on the date of our annual meeting of shareholders, or if NASDAQ is closed on that day, the next succeeding business day that NASDAQ is open.

For fiscal 2012, stock options and restricted stock units granted to our non-employee directors under the 2006 Plan vested on the first anniversary of the date of grant, subject to acceleration as described below. These awards vest in full upon the occurrence of a Change in Control Event (as defined in the 2006 Plan) or the director’s death. If the director ceases to serve as a director by reason of his disability, as determined by the Board, each RSU will vest in full and each option will continue to vest over its remaining term on the dates it otherwise would have vested if the director’s service had not been terminated for disability. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each vested option will continue to be exercisable for the balance of its term.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2012, we paid Mr. Stata, our founder and Chairman of the Board of Directors, a salary for his services as an employee of Analog Devices in the amount of $105,769 and other compensation of $8,462 representing the amount contributed or accrued by us in fiscal 2012 under applicable retirement arrangements.

Following his retirement as an employee of Analog Devices in April 2012, Mr. Stata received $119,065 as compensation for his continuing service as Non-Executive Chairman of the Board of Directors. In addition, we paid Mr. Stata $25,590 for his unused vacation time upon his retirement as an employee and the Company continued to provide Mr. Stata with medical and dental benefits on the same basis as he received while an employee. The value of those medical and dental benefits was $4,111. In connection with his retirement as an employee, the Company agreed to provide medical and dental benefits to Mr. Stata and his spouse during their lifetimes on the same basis as provided to U.S. employees of the Company. Consistent with the compensation we pay our non-employee directors, Mr. Stata did not participate in our executive performance incentive plan during fiscal 2012. In December 2012, on behalf of Mr. Stata we paid $45,000 in filing fees in connection with filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as a result of his ownership of shares of Analog Devices common stock.

On March 13, 2012, we granted a stock option to Mr. Stata for the purchase of 8,380 shares of our common stock at an exercise price of $39.42 per share and 1,610 restricted stock units. These awards vest on the first anniversary of the grant date.

In June 2011, ADI acquired Lyric Semiconductor, Inc. (Lyric) for $14 million in the aggregate at closing, with additional contingent earn out payments based on the achievement of certain product-based milestones of up to $15 million and royalty payments of up to $25 million based on product sales following the closing. Mr. Stata, our founder and Chairman of the Board, served as Chairman of the Board of Lyric through the closing of the transaction. In addition, Stata Venture Partners II, LLC, a venture capital fund, held a significant equity position in Lyric. Mr. Stata serves as a general partner of Stata Venture Holdings II, LLC, which is a general partner of Stata Venture Partners II, LLC. Stata Venture Partners II, LLC was paid $4.5 million at the closing of the acquisition, and will be paid additional amounts up to an aggregate of approximately $8.1 million if all possible milestone and royalty payments are ultimately made. Mr. Stata’s economic interest in the payments to Stata Venture Partners II, LLC vary based on the satisfaction of conditions set forth in the partnership agreement for Stata Venture Partners II, LLC. During fiscal 2012, Stata Venture Partners II, LLC did not receive any payments under the terms of the transaction. In December 2012, Stata Venture Partners II, LLC received an additional $140,911 in consideration under the terms of the transaction. The maximum potential additional payments to Mr. Stata from the consideration paid or potentially payable to Stata Venture Partners II, LLC as a result of the acquisition are approximately $1,051,266 if all possible milestone and royalty payments are ultimately made and all conditions set forth in the partnership agreement for Stata Venture Partners II, LLC are satisfied. Mr. Stata recused himself from the votes regarding the acquisition. The acquisition, and Mr. Stata’s interests therein, were reviewed and approved by the Nominating and Corporate Governance Committee in accordance with our policies and procedures for related person transactions described below.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members, each of whom we refer to as a “related person”) has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Nominating and Corporate Governance Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Nominating and Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of company receiving payment under the transaction; and

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Other Matters

In May 2008, the Company and Mr. Fishman settled an SEC inquiry into the Company’s stock option granting practices by agreeing to the entry of an administrative cease and desist order without admitting or denying wrongdoing. Under the order, the Company agreed to cease and desist from committing or causing any violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 thereunder, paid a civil money penalty, and repriced certain options granted in prior years. Mr. Fishman agreed to cease and desist from committing or causing any violations of Sections 17(a)(2) and (3) of the Securities Act, paid a civil money penalty, and made a disgorgement payment with respect to certain stock options received in prior years.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting shareholder approval of the compensation of the executive officers named in our Summary Compensation Table below, who we refer to as our “named executive officers” or NEOs. Our Board of Directors is asking shareholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this proxy statement, is hereby approved.

As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. But our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. You may vote for, against or abstain from voting on this matter.

Our compensation program is designed to pay more when business performance is robust and less when it is not, providing built-in variability to our operating expenses and enabling us to preserve strategic programs when economic conditions are unfavorable. We believe this is also important to our shareholders. We believe our compensation program is working as intended and appropriately aligns executive pay with Company performance. As you cast your vote on this Proposal 2, here are a few things about our executive compensation program we think you should know:

•	Our compensation program has three basic elements:

¡	Base salary.

¡	Cash incentive awards, which increase when business results meet or exceed our performance targets, and decline when business conditions are not favorable.

¡	Long-term equity incentive awards (stock options and restricted stock units), the value of which are linked to our stock price performance.

•	Our cash incentive and long-term equity incentive plans are designed to align management and shareholder interests:

¡

The value of our cash incentive awards is directly linked to our business performance, measured by operating profits before taxes and revenue growth, which we believe are important to shareholders because they should positively affect our share price.

¡	The same performance metrics for cash incentive payments apply equally to employees and executives alike, driving consistent business goals.

¡	In fiscal 2012, over two-thirds of our CEO’s compensation and the compensation of our other NEOs was variable (bonus payments and equity awards) and tied to corporate performance.

¡

Our dilution rate from our employee equity program is low relative to our peer group: for fiscal year 2012, our dilution rate was 2.0% on a gross basis and 1.0% on a net basis, compared to an average of 3.8% on a gross basis and 2.4% on a net basis for our peer group.

•	Our CEO’s fiscal 2012 compensation was comprised of the following elements:

¡	Base salary of $930,935, which was unchanged from the prior year.

¡	Cash incentive bonus awards of $4,483,956, which was 43% lower than his bonus awards in the prior year.

¡

The value of one-third of the RSU award granted to Mr. Fishman in 2010 (approximately $1.4 million), which the Compensation Committee considered to be compensation for Mr. Fishman in each of 2010, 2011, and 2012.

•

Our CEO received an equity award in October 2012, the last month of our 2012 fiscal year. Accordingly, we have accounted for the full value of that equity award in the Summary Compensation Table. However, our Compensation Committee intends this new award to be compensation for Mr. Fishman’s anticipated services over the three-year period of 2013 – 2015.

•

Our total shareholder return performance (defined as share price appreciation plus dividends paid, allowing for dividend reinvestment and compounding) on a 1- and 3-year basis was 10% and 18% respectively, placing ADI above the 75th percentile of peer group performance.

Our Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our philosophy regarding executive compensation is straightforward: reward our executives for their contribution to ADI’s performance and shareholder value by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards, and retirement and other employee benefits. We have designed a compensation program that makes a substantial percentage of executive pay variable, subject to increase when corporate targets are overachieved and reduction when corporate targets are not reached.

2012 Business Results

In fiscal year 2012, ADI’s revenue decreased 9.8% to approximately $2.7 billion, reflecting the weak global economic environment for most of our fiscal year, coupled with unprecedented global uncertainty which severely constrained capital spending in the markets we serve. The only exception was our automotive business, which grew by 11% year over year, but showed signs of slowing in the second half of fiscal year 2012. Despite lower revenue and economic uncertainty through the year, ADI produced gross margins of approximately 65%, operating margins of approximately 31%, and operating cash flow of $815 million, or 30% of sales. We paid approximately $345 million in cash dividends to our shareholders and repurchased approximately 4.2 million shares of our common stock for approximately $161 million. We ended the year with net cash and short-term investments of approximately $3.1 billion. In aggregate, ADI had solid performance in a year of challenging business conditions, and in fiscal 2012, our total shareholder return (defined as share price appreciation plus dividends paid, allowing for dividend reinvestment and compounding) was 10%.

“Say on Pay” Feedback from Shareholders

Each year we submit our executive compensation program to an advisory vote of our shareholders. In 2012, our compensation program received the support of 88% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our shareholders about our executive compensation program including the “say on pay” vote. After the annual meeting, we conducted a shareholder outreach program where we held in person and telephonic meetings with a variety of shareholders to seek more detailed feedback from them about our executive compensation program and how they value it. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.

Pay for Performance

A significant portion of the total compensation of our NEOs is directly linked to Company performance in the form of cash incentive bonus and equity awards. We believe this provides our executives an opportunity to earn above peer average compensation if ADI delivers superior results.

Cash incentive bonus awards. We link a significant portion of our executives’ cash compensation to ADI’s performance, measured by our operating profit before taxes (OPBT) as a percentage of revenue and year-to-year revenue growth, through our performance incentive plan. All employees participate in our performance incentive plan, which provides us with a variable compensation structure, allowing us to reduce our compensation costs in challenging times and to reward performance when business conditions and results warrant. In 2012, 81% of our CEO’s total cash compensation and 44% of the average total cash compensation of our other NEOs was variable based on these performance metrics.

Our performance incentive plan takes into consideration our actual business results, compared to the strategic performance targets we set for our business. In setting our targets, we use an assessment of our business results relative to our peers to ensure that our performance targets are appropriately calibrated. Our Compensation Committee’s independent consultant, PM&P, conducted an analysis which compared our performance against the five-year average performance of our peers, including revenue growth and operating profits to help us determine the appropriate targets for fiscal 2012. The five-year average OPBT for our peer group was 17.8%, compared to our target of 22.5% in fiscal 2012. The five-year average revenue growth for our peer group was 9.3%, compared to our target of 10% in fiscal 2012. While our growth and profit targets were higher than the average of our peers, for 2012 the Compensation Committee believed these targets appropriately reflected the superior performance of the Company and provided reasonable goals.

Equity awards. We also link pay and performance by providing a significant amount of our executives’ compensation in the form of equity awards, whose value is directly tied to our stock price performance. In 2012, approximately 57% of the average total compensation of our NEOs (other than the CEO) was in the form of equity. For our NEOs other than the CEO, approximately 50% of the value of equity is delivered in the form of stock options that provide a direct link between these awards and the appreciation of the stock owned by our shareholders, and approximately 50% of the value is delivered in the form of restricted stock units (RSUs).

Pay and Governance Practices

We seek to avoid pay and governance practices that are considered to be unfriendly to shareholders. For example:

•	We do not provide extensive perquisites to our executives.

•

Executive compensation arrangements entered into by us since 2009 do not contain tax gross up provisions for excess parachute payments, and our CEO is not eligible to receive any such gross up payments.

•	We have no guaranteed salary increases or non-performance-based bonuses.

•	We do not change our performance targets mid-year, even in challenging years.

•	We do not pay dividends on unvested equity awards.

•	We prohibit our executives and directors from engaging in hedging transactions or “short sales” involving Company securities.

•	We prohibit our executives and directors from holding any Company securities in a margin account, and from any future pledging of their Company securities as collateral for a loan.

Compensation Processes and Philosophy

Our Compensation Committee has a two-fold philosophy regarding the total compensation of our senior executives:

•

First, encourage and reward our executives for their contributions to ADI’s performance and shareholder value by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance, measured by OPBT, revenue growth (which we believe should in turn increase stock price) and stock price appreciation.

•

Second, ensure that our executive compensation is competitive and attracts and retains top executive talent by generally targeting the total compensation of our NEOs at approximately the 50th percentile of our peer group. Our CEO’s pay is targeted at the 75th percentile because he is one of the most experienced and qualified chief executive officers in the semiconductor industry.

Our CEO’s compensation is described in detail below under “— Chief Executive Officer Compensation.” Our other NEOs’ compensation is described in more detail below under “— Other Named Executive Officer Compensation.”

Our Compensation Committee has directly retained PM&P as its independent compensation consultant. PM&P provides no other services for ADI, and has provided the Committee with a written attestation of independence based on its review of potential relationships cited in the Dodd-Frank Act that would be considered to cause a conflict of interest.

The Committee works directly with PM&P to develop compensation recommendations for our CEO and other executive officers. The Committee also considers recommendations made by our CEO regarding each executive officer’s achievement of corporate and individual objectives. While approving executive compensation is the Compensation Committee’s responsibility, our Vice President of Human Resources supports the work of the Committee and PM&P. The Compensation Committee meets periodically in executive session without management present.

Benchmarking

In making its compensation determinations, the Compensation Committee annually reviews the total compensation that each of our executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee strives to select peer companies that are publicly traded, headquartered in the United States, compete in the semiconductor industry, compete with us for talent, and are similar to ADI in their product and services offerings, business model, revenue size and market capitalization. The median annual revenue of our peer group was $2.4 billion, compared to our annual revenue of $2.7 billion. The median market capitalization of our peer group was $8.0 billion, compared to our market capitalization of $12.0 billion. Some companies in our peer group (such as Texas Instruments) fall outside our selection range. However, we include them in the peer group because they have similar product and services offerings as ADI, they are direct competitors of ADI, we compete with them for talent, and they include ADI in their own peer group. Because executive compensation comparisons are done using percentiles, rather than averages, we do not believe the data becomes skewed if a company falls outside our selection range.

The peer group used by the Committee in fiscal 2012 to evaluate compensation is:

2012 Peer Group

Altera Corp. Avago Technologies Ltd. Broadcom Corp. Freescale Semiconductor, Inc. Linear Technology Corp. LSI Corp.	Marvell Technology Group Ltd. Maxim Integrated Products, Inc. Microchip Technology Inc. Nvidia Corp. Texas Instruments Inc. Xilinx, Inc.

In fiscal 2012, we eliminated National Semiconductor Corp. from our peer group because the company was acquired by Texas Instruments. We added Avago Technologies Ltd. as an additional peer for fiscal 2012 to maintain a robust sample size, because the company offers similar products and services, and their revenue and market capitalization fall within our parameters.

For officers in positions for which the 2012 peer group companies do not publicly disclose compensation data, the Compensation Committee reviewed PM&P’s 2012 CHiPS Executive and Senior Management Total Compensation Survey reflecting the average compensation, by position, of 15 semiconductor companies, which were considered the peer group for these officers. The Compensation Committee also reviewed Radford’s 2012 Executive and Senior Management Total Compensation Survey.

Components of Executive Compensation

Annual compensation for our executive officers consists of the following principal elements:

Element	Objective	Fixed/Variable

Base salary	Attract talent and provide stable source of income.	Fixed

Cash incentive bonus award	Link pay and performance. Reward business performance, measured quarterly by operating profits as a percentage of revenue and year-to-year revenue growth.	Variable

Long-term equity compensation (stock options and RSUs)	Link pay and long-term performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable

Retirement and other employee benefits	Retain talent by providing financial protection and security.	Fixed

Base Salary

We generally set base salaries at slightly below the 50th percentile of our peer group, with the assumption that if we achieve our operating profit and revenue growth target levels, the executive will receive total cash compensation at or above the 50th percentile of our peer group.

2012 Executive Performance Incentive Plan

In September 2011, the Compensation Committee approved the terms of our 2012 Executive Performance Incentive Plan. The plan is designed to be variable, depending on business conditions. The plan targets are based on ADI’s absolute business performance as opposed to relative performance against our peers. While our Compensation Committee considers our peer group performance when setting ADI’s executive performance incentive plan targets, the plan pays out based on ADI’s operating results. Executive and employee bonuses are calculated using the same plan targets.

All executive officers, including our NEOs, participated in the 2012 Executive Performance Incentive Plan. We calculated and paid bonuses under the 2012 plan as follows:

Base Salary	X	Individual Target Bonus Percentage	X	Bonus Payout Factor	=	Bonus Payout

Individual Target Bonus Percentage. For fiscal 2012, the Committee set target percentages of 160% for our CEO. During fiscal 2012, the Committee increased the target percentages for our other NEOs from 75% to 90%. The Committee selected these target bonus percentages to ensure that a substantial portion of each executive’s cash compensation is linked directly to our business performance, and to ensure that total compensation is competitive with companies in our peer group.

•

Our CEO’s target was set at 160% in order to tie the majority of his compensation directly to Company performance and to provide him the opportunity to achieve total compensation at the 75th percentile of our peer group. The Compensation Committee believes the 75th percentile is appropriate for Mr. Fishman due to his tenure and experience in the semiconductor industry, and ADI’s solid financial performance under Mr. Fishman’s leadership.

•

A 90% bonus opportunity provides our other NEOs with a performance-based opportunity to earn total compensation (consisting of salary, bonus and equity awards) at approximately the 50th percentile of the peer group.

Bonus Payout Factor. For fiscal 2012, we based the Bonus Payout Factor for the applicable quarterly bonus period on our OPBT as a percentage of revenue and revenue growth compared to the same quarter in the prior year. The OPBT and revenue growth targets for fiscal year 2012 were: 22.5% and 10%, respectively. These targets were equally applicable to our executives and our non-executive employees, and remained unchanged from the prior year. For 2013, the targets have been adjusted as described below under “— Changes to Performance Incentive Plan for Fiscal 2013.” While our executive performance incentive plan contains quarterly performance targets, the Compensation Committee designed this plan to drive long-term performance. The targets are directly linked to our long-term corporate strategy of improving operating profits and increasing revenue growth. We believe this combination ensures that we encourage a long-term focus on our business objectives, while measuring and rewarding progress against those objectives on a quarterly basis.

The Compensation Committee may adjust the OPBT and revenue growth metrics in its sole discretion to exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Committee may, in its discretion, exclude these items in order to prevent payments under the plan from being adversely or advantageously affected by one-time events.

The Compensation Committee reviews and approves our compensation targets at the beginning of each fiscal year, and historically these targets have not been re-set during the year, regardless of Company performance or economic conditions. We believe that this approach fosters accountability for our business results and is in keeping with our core belief that variable compensation expense, which increases when our performance is good and contracts when it is poor, gives us maximum flexibility to operate our business. While the OPBT and revenue growth targets are set annually, we measure performance against those targets on a quarterly basis, applying the corresponding Bonus Payout Factor to base salary for that quarter, and pay the bonus amounts on a semi-annual basis following the end of the second and fourth quarters.

We selected the OPBT (22.5%) and revenue growth (10%) targets based on the five-year averages of those metrics for our peer group. The five-year average OPBT for our peer group was 17.8%, compared to our target of 22.5%. The five-year average revenue growth level for our peer group was 9.3%, compared to our target of 10%. Given historical profit margins in the industry, we do not pay any bonus if profit margins fall below 15%, regardless of what revenue level we achieve. If revenue declines, we do not pay on that portion of the bonus. We capped the bonus payout factor at 300% for profit margins above 36% and revenue growth levels above 30%.

For fiscal 2012, ADI’s actual OPBT, Revenue Growth and Bonus Payout Factor for each quarter were as follows:

	OPBT (50% weight)		Revenue Growth (50% weight)		Quarterly Payout Factor (average)
	OPBT as a Percentage of Revenue (by quarter)	Payout Factor (by quarter)	YTY Revenue Growth (by quarter)	Payout Factor (by quarter)
Q1	28.7%*	1.73	-11%	0	0.87
Q2	31.5%	2.10	-15%	0	1.05
Q3	32.0%*	2.20	-10%	0	1.10
Q4	31.0%	2.0	-3%	0	1.0

*	Reflects adjustments made at the discretion of the Compensation Committee as described above.

In fiscal 2012, a challenging year, payments under our executive performance incentive plan declined by 45% over the prior year.

Changes to Executive Performance Incentive Plan for Fiscal 2013

Effective for fiscal 2013, our Compensation Committee revised the target Bonus Payout Factors, increasing the target for OPBT from 22.5% (which has been our target since 2008) to 30%, and lowering the target for revenue growth from 10% to 8%. The Committee also amended our executive performance incentive plan to provide that the Company must achieve operating margins of at least 20% (previously 15%) in order to make any awards under the plan. As in prior years, these revised targets apply to all employees, including our NEOs. The Committee elected to increase the profitability targets to reflect the fundamental improvements we have made to our business performance in recent years. The Committee chose to lower the growth target following review of the growth rates of our business and those of our peers in recent years in an environment of continuing global economic uncertainty.

Equity Compensation

Our equity compensation program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We believe that our equity program is critical to our efforts to hire and retain the best talent in the extremely competitive semiconductor industry. We use stock options as a way to reward long-term value creation and RSUs as a retention tool and to enable our executives to accumulate stock ownership in the Company. In a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee believes will be useful in retaining talented executives and employees in uncertain economic times. This mix of stock options and RSUs is a common practice among our peer group. Consistent with our Compensation Committee’s desire to tie pay to performance, the value of both of these awards is directly linked to the long-term performance of our stock price.

Our equity awards to our executives and other employees eligible to receive them are generally comprised of 50% of stock options that vest over five years, and 50% of RSUs that vest in full on the third anniversary of the grant date. We believe that meaningful vesting periods encourage recipients to remain with ADI over the long term. Because the value of the awards is based on our stock price, stock options and RSUs encourage recipients to focus on achievement of longer-term goals, such as strategic opportunities, technological innovation and shareholder return. While we believe that our longer vesting periods serve our employee retention goals, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

We set a goal each year to keep the shareholder dilution related to our equity compensation program to a certain percentage, calculated as the total number of shares of common stock underlying new equity grants made during the year, divided by the total number of outstanding shares of our common stock at the beginning of the year.

For fiscal 2012, our gross dilution percentage was 2.0%, compared to an average of 3.8% for our peer group, and our net dilution percentage was 1.0%, compared to an average of 2.4% for our peers. Our gross and net dilution rates have historically been lower than that of our peer group. For the last five years, our gross dilution percentage was 1.9% on average, compared to 5.1% on average for our peer group, and our net dilution percentage was 0.5% on average, compared to 2.8% on average for our peer group. For fiscal 2013, we set the maximum gross dilution percentage related to our equity program at 2.0%, which remains unchanged from fiscal 2012.

Stock ownership guidelines. Under our guidelines, the target stock ownership levels are two times annual base salary for the CEO and one times annual base salary for other executive officers. The CEO has three years to achieve his targeted level. Executive officers other than the CEO have five years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and any shares that have been pledged as collateral for a loan will not be counted for purposes of satisfying these guidelines. Restricted stock units (whether or not vested) are counted for purposes of satisfying the guidelines. All of our executive officers were in compliance with our stock ownership guidelines as of the end of fiscal 2012.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The retirement and other employee benefit component of our executive compensation program is designed to attract excellent candidates by providing financial protection and security, and reward our executives for the total commitment we expect from them in service to ADI.

We maintain a Deferred Compensation Plan under which our executive officers and directors, along with a group of highly compensated management and engineering employees, are eligible to defer receipt of some or all of their cash compensation. This plan offers many of the same investment options as our 401(k) plan. Under our Deferred Compensation Plan, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

In the United States, we contribute to our 401(k) plan on behalf all participants, including our NEOs, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to Internal Revenue Service limits. For those employees who also participate in the Deferred Compensation Plan described above, any compensation that is deferred under that plan is not considered eligible compensation for purposes of our Company contributions under the 401(k) plan. We also provide employees who are eligible to participate in the 401(k) plan but whose compensation is greater than the amount that may be taken into account in any plan year as a result of IRS limits ($250,000 for fiscal 2012), with a taxable payment equal to 8% of the employee’s 401(k)-eligible compensation in excess of the IRS limit.

The Analog Devices B.V. Retirement and Death Benefit Plan is a defined-benefit pension plan covering all employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. This plan is described more fully below under “— Pension Benefits.” The ADBV Executive Investment Partnership Plan is a defined-contribution plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Under this plan, we match employee contributions to the ADBV Executive Investment Partnership Plan, up to a maximum of 4% of their annual salary, subject to limits established by the Irish tax authorities.

Limited Perquisites

We have never awarded extensive perquisites to our executives. The only perquisites that we generally provide to our executives are automobiles and some commuting expenses for Messrs. Marshall and McAdam and financial, tax and estate planning services on an after-tax basis for Mr. Fishman. These items are detailed in the Summary Compensation Table below.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our CEO and CFO. We expect to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will be issued under that Act. We have elected to wait until the SEC issues guidance regarding the proper form of a clawback policy in order to ensure that we implement a fully compliant policy, rather than implementing a policy that may require significant amendment after the SEC regulations are released.

Chief Executive Officer Compensation

In fiscal 2012, Mr. Fishman’s compensation was calculated in accordance with his employment agreement dated January 14, 2010. That agreement terminated on October 28, 2012. Pursuant to the employment agreement, Mr. Fishman’s annual total direct compensation (consisting of base salary, annual bonus and additional annual bonus at target, and one-third of the RSUs previously granted to him) was targeted at the 75th percentile of the comparable total direct compensation of chief executive officers in our peer group. The Committee believes that the 75th percentile is an appropriate level for Mr. Fishman’s total direct compensation because a significant percentage of Mr. Fishman’s total compensation is performance-based, and Mr. Fishman has over many years provided strong and effective leadership of the Company.

Pursuant to his employment agreement, in fiscal year 2012, Mr. Fishman’s total compensation consisted of:

•	base salary of $930,935;

•	a cash incentive bonus of $1,494,652, which was based on Mr. Fishman’s individual target bonus percentage of 160% of his annual base salary;

•	an additional annual bonus of $2,989,304, which is an amount equal to his annual bonus multiplied by two; and

•

the value of one-third of the RSU award granted to him in 2010, (approximately $1.4 million), which the Compensation Committee considered to be compensation for Mr. Fishman in each of 2010, 2011, and 2012.

On September 19, 2012, the Company and Mr. Fishman agreed that Mr. Fishman would continue as CEO of the Company following expiration of his employment agreement on October 28, 2012. Mr. Fishman now serves as CEO without an employment contract. Mr. Fishman’s compensation for fiscal 2013 was structured on substantially the same terms as contained in his previous employment agreement. In particular:

•	Base Salary: In fiscal 2013, the Company will pay Mr. Fishman an annual base salary of $980,000, a 5% increase over his 2012 base salary, which had been previously unchanged since 2003.

•

Cash Incentive Bonus: In fiscal 2013, Mr. Fishman is eligible for an annual bonus, with an individual target bonus percentage equal to 160% of his annual base salary, and an additional bonus equal to his annual bonus multiplied by two, not to exceed $5 million in any year, which is identical to the compensation structure under the terms of Mr. Fishman’s previous employment agreement. Mr. Fishman’s bonus is calculated using the same performance metrics (OPBT and revenue growth) applicable to all employees of the Company. In fiscal 2013, the Company’s performance targets for bonus payout will change as follows: (a) the OPBT target will increase from 22.5% to 30%, (b) the revenue growth target will decrease from 10% to 8%, and (c) the Company will not pay any bonus if OPBT is less than 20%.

•

Long-Term Equity Award: On October 15, 2012, the Company granted Mr. Fishman an award of 200,000 RSUs pursuant to the Company’s 2006 Stock Incentive Plan. These RSUs will vest in three equal installments, on each of December 15, 2013, December 15, 2014, and December 15, 2015, so long as Mr. Fishman is providing service to the Company, either as an executive or as a director of the Company, subject to acceleration in certain circumstances.

Because it was granted during the Company’s 2012 fiscal year, the aggregate grant date fair value of Mr. Fishman’s equity award is reported in the Summary Compensation Table as $7.2 million of compensation received in 2012. However, the Compensation Committee intended this award to be compensation for Mr. Fishman’s anticipated services over the three-year period of 2013 – 2015. In considering Mr. Fishman’s total compensation for fiscal year 2013, the committee applied the pro rata value of the grant, approximately $2.4 million, to their analysis. This grant is intended to be the only equity award made to Mr. Fishman during the three-year vesting schedule of the award.

Excluding $7.2 million for the equity award granted October 15, 2012, which is intended to be part of his compensation in each of 2013, 2014 and 2015, Mr. Fishman’s compensation in fiscal 2012 declined 38% compared to fiscal 2011. While Mr. Fishman’s base salary remained the same as in 2011, and the pro rata value (approximately $1.4 million) of his 2010 equity grant was unchanged from 2011, payments to Mr. Fishman in 2012 under our executive performance incentive plan declined substantially due to the variable design of that plan.

Our Compensation Committee’s independent consultant, PM&P, conducted an analysis which compared our total shareholder performance against that of our peer group. Our total shareholder return, or TSR, performance (defined as share price appreciation plus dividends paid, allowing for dividend reinvestment and compounding) on a 1- and 3-year basis was 10% and 18%, respectively, placing ADI above the 75th percentile of peer group performance on the same basis. The periods used to calculate ADI and peer group share price appreciation and dividends paid were held constant, and represented the last trading day in October for each of the fiscal periods included in the TSR calculation.

The Compensation Committee believes that Mr. Fishman’s fiscal 2012 compensation was appropriate, given Mr. Fishman’s long tenure and extensive experience in the semiconductor industry, and the strong financial performance of the Company under his leadership in an uncertain economic environment.

Compensation for Other Named Executive Officers

Base Salary

During fiscal 2012, the Compensation Committee authorized base salaries for our NEOs (other than our CEO), as follows:

Name of Executive	2012 Base Salary	2011 Base Salary	% Increase

Vincent T. Roche	$450,000	$425,000	5.9%

David A. Zinsner	$450,000	$450,000	0%

Robert R. Marshall	$450,000	$425,000	5.9%

Robert P. McAdam	$450,000	$425,000	5.9%

The Compensation Committee maintained Mr. Zinsner’s base salary at 2011 levels and increased the base salaries of Messrs. Marshall, McAdam and Roche in order to maintain their salaries within the range of comparable salaries in the peer group.

Individual Target Bonus Percentages

The Compensation Committee established a target bonus of 90% of base salary for our NEOs (other than our CEO) during fiscal 2012. We set salaries for our NEOs (other than our CEO) at slightly below the 50th percentile of our peer group. A 90% bonus opportunity provides those executives with a performance-based opportunity to earn total compensation (consisting of salary, cash incentive bonus and equity awards) at approximately the 50th percentile of our peer group.

In connection with his promotion to President, the Compensation Committee approved an annual base salary for Mr. Roche of $550,000, and established his annual target bonus percentage under the Executive Performance Incentive Plan at 100% of his annual base salary, effective November 2012.

Equity Awards

The size of the equity awards approved by our Compensation Committee for our executives reflect the executive’s individual responsibilities and where that person is in his or her career with ADI. In fiscal 2012, the Compensation Committee authorized grants of stock options and RSUs to our NEOs (other than our CEO), as follows:

Name of Executive	Stock Options	Restricted Stock Units

Vincent T. Roche	217,610	39,540

David A. Zinsner	73,610	14,540

Robert R. Marshall	73,610	14,540

Robert P. McAdam	73,610	14,540

During the Company’s annual compensation review in March 2012, Mr. Roche received an option to purchase 73,610 shares of our common stock and an award of 14,540 RSUs. In October 2012, in connection with his promotion to President, Mr. Roche received an option to purchase an additional 144,000 shares of our common stock and an award of 25,000 RSUs.

In granting awards to Messrs. Zinsner, Marshall, McAdam and Roche, the Compensation Committee considered the equity compensation levels of comparable executives at our peer group, as well as the equity already held by each executive.

Severance, Retention and Change in Control Benefits

We enter into change in control retention agreements with each of our executive officers and other key employees. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors. See “— Change in Control Retention Agreements” below for additional information about these agreements.

We designed the change in control retention agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of ADI and our shareholders, without having to be concerned about their future employment. We believe that retaining the services of our key executives during a change in control scenario is critical. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The Committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interests of ADI. In fiscal 2012, the Compensation Committee asked PM&P, its compensation consultant, to review our severance, retention and change in control arrangements and PM&P determined that those arrangements were consistent with prevalent market practice in the semiconductor industry. Change in control retention agreements entered into between the Company and eligible employees since 2009 do not contain excess parachute payment tax gross-up provisions.

Under our 2006 Stock Incentive Plan, in the event of a change in control, all of our employees, including our NEOs, if they remain employed by ADI, would have one-half of the shares of common stock subject to their then outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested RSUs would vest. The remaining one-half of the unvested options or RSUs would continue to vest in accordance with the original vesting schedules, and any remaining unvested options or RSUs would vest if, on or prior to the first anniversary of the change in control, the employee is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change in Control” below.

Equity Award Grant Date Policy

Our Compensation Committee has adopted specific policies regarding the grant dates of stock options, RSUs and other stock-based awards for our executive officers and employees. In each case, the exercise price of stock options equals the closing price of our common stock on the grant date.

•

New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that NASDAQ is open).

•

Annual Grants: The grant date of all annual awards is the earlier to occur of (i) the business day immediately prior to the scheduled date of the annual meeting of shareholders, or (ii) the first business day of April that NASDAQ is open.

•

Other Grants: All other awards granted to existing executive officers and employees throughout the year (off-cycle awards) have a grant date of the 15th day of the month (or the next succeeding business day that NASDAQ is open) provided the award is approved on or prior to such grant date.

•

Foreign Registrations: Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that NASDAQ is open) following the effective date of that registration or approval.

•

Blackout Periods: We do not authorize off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end on the third business day after we announce our quarterly earnings.

We describe the equity award grant date policy for our non-employee directors above under “Corporate Governance — Director Compensation.”

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s chief executive officer and the other executive officers whose compensation is required to be disclosed to our shareholders under the Securities and Exchange Act of 1934 by reason of being among our most highly compensated officers (excluding the chief financial officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically, and the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of ADI and our shareholders, after taking into consideration changing business conditions and the performance of our employees.

Except for our CEO, our existing NEOs have change in control retention agreements that contain provisions regarding Section 280G of the Internal Revenue Code. Our CEO agreed in 2010 to eliminate his prior right to receive gross-up payments under Section 280G.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2006 Stock Incentive Plan and all predecessor plans in accordance with U.S. generally accepted accounting principles.

At this annual meeting, we are requesting that our shareholders approve the Executive Section 162(m) Plan, which, if approved, is intended to allow the annual bonuses that we pay to our executives to be exempt from Section 162(m) as qualified performance-based compensation.

Risk Considerations in Our Compensation Program

Our Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, PM&P. In addition, our Compensation Committee asked PM&P to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (salary) portion of compensation is designed to provide a steady income regardless of ADI’s stock price performance. The variable (cash bonus and stock option) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on operating profit before taxes (OPBT) and revenue growth targets. For long-term performance, our employee stock option awards generally vest over five years and our restricted stock units generally vest in full on the third anniversary of the grant date. Their value is exclusively dependent on our stock price performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Because OPBT and revenue growth are the performance measures for determining our cash incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate operating profits before taxes and revenue growth. If we do not achieve positive revenue growth, bonus payments for that element of the cash bonus program are not paid, and no payments are made under the program if we achieve OPBT of less than 15% (this threshold will increase to 20% in fiscal 2013).

•

We believe that our focus on both OPBT and revenue growth through our cash bonus program, and stock price performance through our equity compensation program provides a check on excessive risk taking. That is, even if our executives could inappropriately increase OPBT or revenue by excessively reducing expenses or adding new revenue sources that are inconsistent with our business model, this would be detrimental to ADI in the long run and could ultimately harm our stock price and the value of their equity awards. Conversely, if our executives were to add revenue sources at low margins in order to generate a higher growth multiple and increased stock prices, it could decrease OPBT and the value of their cash bonus payments. As a result, we believe our compensation program has appropriate balance and incentives to produce superior short- and long-term corporate results.

•	Our OPBT and revenue targets are applicable to our executives and employees alike across the organization. We believe this encourages consistent behavior across the organization.

•

We cap our bonus payout factors at 300%. Even if we dramatically exceed our OPBT or revenue targets, bonus payments are limited. Conversely, we have a floor on the OPBT target so that profitability below a certain level will result in no bonus payments, regardless of revenue growth levels. We believe this avoids incentivizing management to drive revenue levels without regard to cost structure.

•

We have strict accounting policies and internal controls over the measurement and calculation of OPBT and revenue. For example, we do not recognize product revenue until our distributors sell those products to their customers. As a result, our product revenue fully reflects end customer purchases and is not impacted by distributor inventory levels.

•

We have stock ownership guidelines, which we believe provide an incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock. In addition, we prohibit all hedging transactions involving our stock so our directors, executives and employees cannot insulate themselves from the effects of ADI stock price performance.

•

We have recently adopted a policy to prohibit our directors and executive officers from holding any Company securities in a margin account, and from any future pledging of their Company securities as collateral for a loan.

•	We have equity award grant date guidelines that prohibit the timing or coordination of grants with the release of material information.

Summary Compensation

The following table contains certain information about the compensation that our CEO, CFO and three other most highly compensated executive officers earned in fiscal 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)

Jerald G. Fishman	2012	930,935	—	7,194,000	(2)	—	1,494,652	—	3,107,013	(5)(7)	12,726,600
Chief Executive	2011	930,935	—	—		—	2,923,997	—	5,088,961	(5)(7)	8,943,893
Officer	2010	930,935	—	4,264,000		—	3,587,396	—	5,176,155	(5)(7)	13,958,486

Vincent T. Roche	2012	439,423	—	1,401,139		1,408,747	366,815	29,914	35,154	(7)	3,681,192
President	2011	416,926	—	421,605		454,628	610,592	—	33,354	(7)	1,937,105
	2010	390,012	—	376,029		370,662	704,497	17,670	31,201	(7)	1,890,071

David A. Zinsner	2012	446,538	—	526,639		551,486	371,977	—	36,923	(7)	1,933,563
Vice President,	2011	447,538	—	361,351		389,669	657,922	—	37,003	(7)	1,893,483
Finance and Chief	2010	448,269	—	—		—	810,792	—	20,800	(7)	1,279,861
Financial Officer

Robert R. Marshall	2012	439,583	—	526,639		551,486	367,265	830,606	36,380	(6)	2,751,959
Vice President,	2011	418,395	—	421,605		454,628	617,360	454,163	65,923	(6)	2,432,074
Worldwide	2010	398,580	—	376,029		370,662	715,658	615,980	117,795	(6)	2,594,704
Manufacturing

Robert P. McAdam	2012	439,583	—	526,639		551,486	367,265	344,173	29,726	(6)	2,258,872
Executive Vice President,	2011	418,395	—	421,605		454,628	617,360	—	42,312	(6)	1,954,300
Strategic Market Segments Group	2010	398,580	—	376,029		370,662	715,658	713,596	109,912	(6)	2,684,437

(1)	These amounts represent the aggregate grant date fair value of RSU and option awards for fiscal 2012, 2011 and 2010, respectively. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during the respective fiscal years. We recognize the value as of the grant date for stock options and RSUs over the number of days of service required for the grant to become vested.

The following table includes the assumptions we used to calculate the grant date fair value reported for fiscal years 2012, 2011 and 2010 on a grant by grant basis.

					Assumptions
Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($)

Jerald G. Fishman	1/15/2010	160,000	*	—	—	—	2.440	2.762	26.65
	10/15/2012	200,000	*	—	—	—	0.300	3.112	35.97

Vincent T. Roche	1/05/2010	47,500		31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	12,825	*	—	—	—	2.560	2.530	29.32
	1/04/2011	12,070	*	—	—	—	1.160	2.345	34.93
	1/04/2011	52,630		37.52	29.370	5.30	2.140	2.345	8.6382
	3/15/2012	14,540	*	—	—	—	0.560	3.016	36.22
	3/15/2012	73,610		39.79	28.520	5.30	1.110	3.016	7.4920
	10/15/2012	25,000	*	—	—	—	0.300	3.112	34.98
	10/15/2012	144,000		38.56	25.340	5.30	0.670	3.112	5.9532

David A. Zinsner	1/04/2011	10,345	*	—	—	—	1.160	2.345	34.93
	1/04/2011	45,110		37.52	29.370	5.30	2.140	2.345	8.6382
	3/15/2012	14,540	*	—	—	—	0.560	3.016	36.22
	3/15/2012	73,610		39.79	28.520	5.30	1.110	3.016	7.4920

Robert R. Marshall	1/05/2010	47,500		31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	12,825	*	—	—	—	2.560	2.530	29.32
	1/04/2011	12,070	*	—	—	—	1.160	2.345	34.93
	1/04/2011	52,630		37.52	29.370	5.30	2.140	2.345	8.6382
	3/15/2012	14,540	*	—	—	—	0.560	3.016	36.22
	3/15/2012	73,610		39.79	28.520	5.30	1.110	3.016	7.4920

Robert P. McAdam	1/05/2010	47,500		31.62	31.330	5.30	2.560	2.530	7.8034
	1/05/2010	12,825	*	—	—	—	2.560	2.530	29.32
	1/04/2011	12,070	*	—	—	—	1.160	2.345	34.93
	1/04/2011	52,630		37.52	29.370	5.30	2.140	2.345	8.6382
	3/15/2012	14,540	*	—	—	—	0.560	3.016	36.22
	3/15/2012	73,610		39.79	28.520	5.30	1.110	3.016	7.4920

Entries above with asterisks (*) are RSUs and entries without asterisks are stock options. The grant date fair value of RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of stock options is computed using a Black Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended November 3, 2012.

(2)	On October 15, 2012, the Company granted Mr. Fishman an award of 200,000 RSUs pursuant to the Company’s 2006 Stock Incentive Plan. Because the award was granted during the Company’s fiscal year 2012, the aggregate grant date fair value of Mr. Fishman’s long-term equity award is reported in the Summary Compensation Table. The Compensation Committee views this award as compensation to Mr. Fishman in each of 2013, 2014, and 2015 in the annual amount of approximately $2.4 million, in accordance with the vesting schedule of these awards.

(3)

In fiscal 2012 and 2011, we paid these amounts under our Executive Performance Incentive Plan based 50% on our operating profits before taxes (as adjusted) and 50% on revenue growth compared to the same period in the prior year. In fiscal 2010, we paid these amounts based solely on our operating profits before tax (as adjusted). See “Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under the plan. Messrs. Marshall’s and McAdam’s amounts above are denominated in U.S. dollars, but we pay them in Euros. We calculate the Euro equivalent by using the prior month’s average exchange rate for each of the three months within the quarter in which the bonus is earned.

(4)	The values shown in the table represent the increase in pension values in each respective year. The increases included are denominated in Euros. We calculated the U.S. dollar amount for fiscal 2012 using the exchange rate as of November 1, 2012, or 0.7729 Euro per U.S. dollar, fiscal 2011 using the exchange rate as of November 1, 2011, or 0.7316 Euro per U.S. dollar and for fiscal 2010 using the exchange rate as of November 1, 2010, or 0.7202 Euro per U.S. dollar. The values reported do not include an aggregate decrease in the actuarial present value during fiscal 2011 for Messrs. McAdam and Roche of $610,753 and $43,513, respectively, under the Analog Devices B.V. Retirement and Death Benefit Plan.

(5)	In fiscal 2012 and 2011, these amounts include $2,989,304 and $5,000,000, respectively, that was payable to Mr. Fishman under his employment agreement dated January 14, 2010. In fiscal 2010, this amount includes $5,000,000 payable to Mr. Fishman under his 2007 retention agreement if he remained employed by ADI through November 14, 2010. We credited the fiscal 2010 amount to Mr. Fishman’s Deferred Compensation Plan account because he remained employed by ADI through November 14, 2010. The amount earned in each of fiscal 2012, 2011 and 2010 is equal to two times the amount of his bonus payable under the Executive Performance Incentive Plan for that year, subject to a $5 million cap. See “—Agreements with our Chief Executive Officer” above for more detail on how Mr. Fishman’s compensation was calculated.

(6)	These amounts include $29,726, $49,478 and 49,478 for Mr. Marshall and $36,380, $33,137 and $33,137 for Mr. McAdam for fiscal 2012, 2011 and 2010, respectively, for repairs, gas, tax, insurance, and certain commuting expenses related to their use of Company-owned automobiles. These amounts also include $16,445 and $79,891 for Mr. Marshall and $9,175 and $78,252 for Mr. McAdam for fiscal 2011 and 2010, respectively, which we contributed under our retirement arrangements, including the Analog Devices B.V. Retirement and Death Benefit Plan and the ADBV Executive Investment Partnership Plan. The automobile costs are denominated in U.S. dollars but incurred in Euros. We calculated the U.S dollar equivalent by using the average yearly exchange rate, or 0.7737 Euro per U.S. dollar for fiscal 2012, 0.7172 Euro per U.S. dollar for fiscal 2011 and 0.7416 Euro per U.S. dollar for fiscal 2010.

(7)	In addition to amounts detailed above in footnotes 6 and 7, the amounts shown in the “All Other Compensation” column are comprised of the following:

Name	Fiscal Year	Company 401(k) Payments (a)	Payment of Expenses (b)	Reimbursement of Taxes (c)	Employee Service Award (d)	Healthcare Savings Account

Jerald G. Fishman	2012	$74,475	$20,506	$14,667	$6,861	$1,200
	2011	$74,475	$7,739	$5,547	—	$1,200
	2010	$74,475	$58,530	$41,950	—	$1,200

Vincent T. Roche	2012	$35,154	—	—	—	—
	2011	$33,354	—	—	—	—
	2010	$31,201	—	—	—	—

David A. Zinsner	2012	$35,723	—	—	—	$1,200
	2011	$35,803	—	—	—	$1,200
	2010	$19,600	—	—	—	$1,200

(a)	Consists of the Company contribution into 401(k) plan accounts up to the permissible IRS limit and the taxable Company contribution in excess of IRS limits described under “Retirement and Other Employee Benefits” above.

(b)	Reimbursement for tax and estate planning and, for fiscal 2010, legal expenses of $30,219 associated with Mr. Fishman’s employment agreement.

(c)	Reimbursement for taxes associated with the expenses described above in note (b).

(d)	Paid in connection with our Employee Service Award Program.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table presents information on plan-based awards in fiscal 2012 to our NEOs:

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise Price of Option Awards ($ Per Share)(4)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)
Jerald G. Fishman	N/A	—	—	1,489,496	4,468,488	—	—	—	—
	10/15/2012	9/19/2012	—	—	—	200,000	—	—	7,194,000	(5)

Vincent T. Roche	N/A	—	—	364,038	1,092,115	—	—	—	—
	10/15/2012	9/19/2012	—	—	—	25,000	—	—	874,500	(5)
	10/15/2012	9/19/2012	—	—	—	—	144,000	38.56	857,261	(7)
	03/15/2012	01/26/2012	—	—	—	14,540	—	—	526,639	(5)
	03/15/2012	01/26/2012	—	—	—	—	73,610	39.79	551,486	(6)

David A. Zinsner	N/A	—	—	371,250	1,113,750	—	—	—	—
	03/15/2012	01/26/2012	—	—	—	14,540	—	—	526,639	(5)
	03/15/2012	01/26/2012	—	—	—	—	73,610	39.79	551,486	(6)

Robert R. Marshall	N/A	—	—	364,038	1,092,115	—	—	—	—
	03/15/2012	01/26/2012	—	—	—	14,540	—	—	526,639	(5)
	03/15/2012	01/26/2012	—	—	—	—	73,610	39.79	551,486	(6)

Robert P. McAdam	N/A	—	—	364,038	1,092,115	—	—	—	—
	03/15/2012	01/26/2012	—	—	—	14,540	—	—	526,639	(5)
	03/15/2012	01/26/2012	—	—	—	—	73,610	39.79	551,486	(6)

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our 2012 Executive Performance Incentive Plan, respectively. Amounts in the maximum column above reflect 300% of the executive’s target bonus, which is the cap under the plan. The actual amounts we paid are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout under Non-Equity Incentive Plans for Fiscal Year 2012
Jerald G. Fishman	$1,494,652
Vincent T. Roche	$366,815
David A. Zinsner	$371,977
Robert R. Marshall	$367,265
Robert P. McAdam	$367,265

See “— Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our 2012 Executive Performance Incentive Plan. These amounts are included in the Summary Compensation Table.

(2)	Represents RSUs granted under our 2006 Stock Incentive Plan. These units vest, so long as the executive continues to be employed with us, in one installment on the third anniversary of the grant date. Dividends are not payable on unvested RSUs. The RSUs granted to Mr. Fishman vest in three equal installments on December 15, 2013, 2014 and 2015.

(3)	Represents stock options granted under our 2006 Stock Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(4)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(5)

This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the RSUs, which is the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value per share of the awards granted to Messrs. Zinsner, Marshall, McAdam and Roche on March 15, 2012 was $36.22. The grant date fair value per share of the awards granted to Messrs. Fishman and Roche on October 15, 2012 was $35.97 and $34.98, respectively. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

(6)	The grant date fair value of each of these stock options was $7.492 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 1.110% risk free interest rate; 3.016% dividend yield; 28.520% expected volatility; and a 5.3-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

(7)	The grant date fair value of these stock options was $5.9532 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 0.670% risk free interest rate; 3.112% dividend yield; 25.340% expected volatility; and a 5.3-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides information with respect to outstanding stock options and restricted stock awards held by our NEOs as of November 3, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Jerald G. Fishman	400,000	—	45.27	12/10/2013	—		—
	400,000	—	37.70	12/07/2014	160,000	(3)	6,371,200
	250,000	—	33.41	01/04/2017	200,000	(5)	7,964,000

Vincent T. Roche	656	—	37.38	06/02/2013	—		—
	65,000	—	45.27	12/10/2013	—		—
	517	—	48.41	06/01/2014	—		—
	65,000	—	37.70	12/07/2014	—		—
	675	—	37.04	06/01/2015	—		—
	50,000	—	39.44	12/06/2015	—		—
	50,000	—	33.41	01/04/2017	—		—
	64,000	16,000	29.91	01/03/2018	—		—
	—	36,000	19.57	01/05/2019	—		—
	19,000	28,500	31.62	01/05/2020	12,825	(3)	510,692
	10,526	42,104	37.52	01/04/2021	12,070	(3)	480,627
	—	73,610	39.79	03/15/2022	14,540	(3)	578,983
	—	144,000	38.56	10/15/2022	25,000	(3)	995,500

David A. Zinsner	52,050	64,000	20.00	02/17/2019	14,000	(4)	557,480
	9,022	36,088	37.52	01/04/2021	10,345	(3)	411,938
	—	73,610	39.79	03/15/2022	14,540	(3)	578,983

Robert R. Marshall	382	—	37.38	06/02/2013	—		—
	65,000	—	45.27	12/10/2013	—		—
	517	—	48.41	06/01/2014	—		—
	65,000	—	37.70	12/07/2014	—		—
	675	—	37.04	06/01/2015	—		—
	50,000	—	39.44	12/06/2015	—		—
	50,000	—	33.41	01/04/2017	—		—
	40,000	10,000	29.91	01/03/2018	—		—
	45,000	30,000	19.57	01/05/2019	—		—
	19,000	28,500	31.62	01/05/2020	12,825	(3)	510,692
	10,526	42,104	37.52	01/04/2021	12,070	(3)	480,627
	—	73,610	39.79	03/15/2022	14,540	(3)	578,983

Robert P. McAdam	278	—	37.38	06/02/2013	—		—
	65,000	—	45.27	12/10/2013	—		—
	517	—	48.41	06/01/2014	—		—
	65,000	—	37.70	12/07/2014	—		—
	675	—	37.04	06/01/2015	—		—
	40,000	—	39.44	12/06/2015	—		—
	50,000	—	33.41	01/04/2017	—		—
	40,000	10,000	29.91	01/03/2018	—		—
	45,000	30,000	19.57	01/05/2019	—		—
	19,000	28,500	31.62	01/05/2020	12,825	(3)	510,692
	10,526	42,104	37.52	01/04/2021	12,070	(3)	480,627
	—	73,610	39.79	03/15/2022	14,540	(3)	578,983

(1)	The remaining unexercised options held by these officers vest, subject to continued employment, as follows:

Grant Date	Vest Date	Vincent T. Roche	David A. Zinsner	Robert R. Marshall	Robert P. McAdam
01/03/2008	01/03/2013	16,000	—	10,000	10,000

01/05/2009	01/05/2013	18,000	—	15,000	15,000
	01/05/2014	18,000	—	15,000	15,000

02/17/2009	02/17/2013	—	32,000	—	—
	02/17/2014	—	32,000	—	—

01/05/2010	01/05/2013	9,500	—	9,500	9,500
	01/05/2014	9,500	—	9,500	9,500
	01/05/2015	9,500	—	9,500	9,500

01/04/2011	01/04/2013	10,526	9,022	10,526	10,526
	01/04/2014	10,526	9,022	10,526	10,526
	01/04/2015	10,526	9,022	10,526	10,526
	01/04/2016	10,526	9,022	10,526	10,526

03/15/2012	03/15/2013	14,722	14,722	14,722	14,722
	03/15/2014	14,722	14,722	14,722	14,722
	03/15/2015	14,722	14,722	14,722	14,722
	03/15/2016	14,722	14,722	14,722	14,722
	03/15/2017	14,722	14,722	14,722	14,722

10/15/2012	10/15/2013	28,800	—	—	—
	10/15/2014	28,800	—	—	—
	10/15/2015	28,800	—	—	—
	10/15/2016	28,800	—	—	—
	10/15/2017	28,800	—	—	—

(2)	The expiration date of each stock option award is ten years after its grant date.

(3)	The RSUs granted to Messrs. Fishman, Roche, Zinsner, Marshall and McAdam vest in one installment on the third anniversary of the grant date.

(4)	The RSUs granted to Mr. Zinsner on February 17, 2009 vest in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(5)	The RSUs granted to Mr. Fishman on October 15, 2012 vest in three equal annual installments on December 15, 2013, 2014 and 2015.

(6)	The market value was calculated based on $39.82, the closing price per share of our common stock on November 2, 2012.

Option Exercises and Stock Vested During Fiscal 2012

The following table contains information about the exercise of stock options by, and restricted stock unit awards that vested for, each of our NEOs during our fiscal year ended November 3, 2012:

	Option Awards		Stock Awards
Officer Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Jerald G. Fishman	205,000	4,021,615	—	—

Vincent T. Roche	74,669	1,464,059	—	—

David A. Zinsner	33,950	646,352	7,000	282,940

Robert R. Marshall	40,000	776,444	—	—

Robert P. McAdam	—	—	—	—

(1)	Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

The Analog Devices B.V. Retirement and Death Benefit Plan is a defined-benefit pension plan covering the employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Mr. Roche previously worked for Analog Devices B.V., our Irish subsidiary, and has accumulated a benefit under this plan. He is currently a U.S. employee and therefore is not an active member of the plan. This plan is consistent with defined-benefit pension plans commonly offered in Ireland and, because our Irish executives are not eligible to participate in our U.S.-based 401(k) plan, we make this comparable plan available to them.

A participant in this pension plan will be entitled to receive an annual pension equal to the sum of 1/60th of the participant’s “final pensionable salary,” multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is the annual average of the three highest consecutive “pensionable salaries” during the ten years preceding the normal retirement date or the termination date, if earlier. “Pensionable salary” at any date is the salary on that date less an amount equal to one and one-half times the State Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is the period of service of the participant with us up to the earliest to occur of the following: The normal retirement date, the date of the participant’s retirement or the date on which the participant’s service with us terminates. The normal retirement date under the pension plan is the last day of the month in which a participant attains his or her 65th birthday.

As part of their employment arrangements with us, Messrs. Marshall and McAdam are entitled to retire at age 60 and have their pension benefits increased to two-thirds of final pensionable salary. However, their benefits under the pension plan will be prorated based on their years of service with us if they retire before age 60. Compensation covered under this pension plan includes the salaries shown in the Summary Compensation Table above.

The following table sets forth the estimated present value of accumulated pension benefits for our NEOs as of November 3, 2012:

Pension Benefits for Fiscal 2012

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit ($)(2)(3)
Jerald G. Fishman	N/A	—	—

Vincent T. Roche	The Analog Devices B.V. Retirement and Death Benefit Plan	5	156,292

David A. Zinsner	N/A	—	—

Robert R. Marshall	The Analog Devices B.V. Retirement and Death Benefit Plan	37	4,002,289

Robert P. McAdam	The Analog Devices B.V. Retirement and Death Benefit Plan	40	3,312,038

(1)	The number of credited years of service is greater than the amount of actual years of service for Messrs. Marshall and McAdam by 9 years and 12 years, respectively. The additional years of service represent the prorated amount of additional service years they have earned and are entitled to under the plan. The number of credited years of service is equal to the amount of actual years of service for Mr. Roche.

(2)	The present value of accumulated benefit for each of Messrs. Marshall, McAdam and Roche assume the benefits are paid at normal retirement age.

(3)	The assumptions and valuation methods that we used to calculate the present value of the accumulated pension benefits shown are the same as those that we use for financial reporting purposes. The calculations use a discount rate of 4.50%, a standard mortality table that assumes male members live approximately 29 years after age 60.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with some of our management and engineering employees, have been eligible to participate in our Deferred Compensation Plan, or DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, director fees and Company matching contributions. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions. Before January 1, 2005, participants could also defer gains on stock options and restricted stock awards that were granted before July 23, 1997. We have operated the DCP in a manner we believe is consistent with Internal Revenue Service guidance regarding nonqualified deferred compensation plans.

We credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Participants whose employment with us terminates due to retirement after reaching age 62, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants (other than key employees, including our NEOs) who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment. Payments to our NEOs and key employees will be delayed six months and as otherwise required by relevant tax regulations.

Messrs. Marshall and McAdam are not eligible to participate in the DCP because it is available only to U.S. taxpayers. The following table shows the non-qualified deferred compensation activity for Messrs. Fishman, Roche and Zinsner during fiscal 2012:

Non-Qualified Deferred Compensation for Fiscal 2012

Name	Executive Contributions in Last Fiscal Year ($)	Analog Devices Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jerald G. Fishman	—	—	184,967	—	14,933,883
Vincent T. Roche	400,596	1,758	49,009	—	493,368
David A. Zinsner	—	—	176	—	88,842

(1)	These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.

(2)	These amounts are excluded from the Summary Compensation Table above in accordance with SEC regulations, as we did not pay above-market earnings on deferred compensation in fiscal 2012.

Change in Control Retention Agreements

We enter into change in control retention agreements with each of our executive officers and other key employees. These agreements provide for severance benefits if any of the following occurs:

•

within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or

•

within 12 months after a change in control that was not approved by our Board of Directors, we or the employee terminates the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control retention agreements, a “change in control” occurs when:

•	any person becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;

•	our shareholders approve specified mergers of ADI with another entity; or

•	our shareholders approve a plan of liquidation or sale of all, or substantially all, of ADI’s assets.

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board:

•

a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the sum of the employee’s annual base salary (as of the date of termination or the date of the change in control, whichever is higher) plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination; and

•	the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

If payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. In September 2009, our Compensation Committee eliminated this provision from any new employee retention agreements, and in January 2010, our CEO agreed to eliminate his prior right to receive any such gross-up payments.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the change in control occurs. The Compensation Committee reviews these agreements each year, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for our NEOs are calculated based upon the change-in-control retention agreements described above under “— Change in Control Retention Agreements.”

Upon a change in control approved by the Board, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

The following tables quantify the amounts that would be payable to the named executive officers named in the Summary Compensation Table upon termination of their employment. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or November 3, 2012. The tables do not include the accumulated benefit under The Analog Devices B.V. Retirement and Death Benefit Plan or our Deferred Compensation Plan that would be paid to our NEOs described above under “Pension Benefits” and “Nonqualified Deferred Compensation Plan,” or any other employee benefits, except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options held by each executive as of November 3, 2012. The actual amounts that would be paid out would depend on which options were exercised and, therefore, can only be determined at the time of the executive officer’s termination of employment.

	Upon a Change in Control		Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control(1)									Termination by us without Cause or by the Named Executive Officer with Good Reason		Termination by Death(2)
	Jerald G. Fishman		David A. Zinsner		Robert R. Marshall		Robert P. McAdam		Vincent T. Roche		Jerald G. Fishman	Jerald G. Fishman		Robert R. Marshall

Cash Severance(3)	—		$1,345,500		$1,345,500		$1,345,500		$1,345,500		$2,783,496	—		—

Cash Bonus(4)	—		$1,219,877		$1,086,165		$1,086,165		$1,178,821		$5,119,919	—		—

Value of Accelerated Vesting of Stock Awards(5)	$14,335,200	(6)	$2,902,091	(7)	$2,609,649	(7)	$2,609,649	(7)	$3,967,549	(7)	—	$14,335,200	(8)	—

Incremental Pension Benefit	—		—		—		—		—		—	—		$403,118

Value of Medical and Other Benefits(9)	—		$28,206		$7,264		—		$35,435		$21,166	—		—

Excise Tax Gross Up(10)	—		$36,091		—		—		$50,327		—	—		—

Total	$14,335,200		$5,531,765		$5,048,578		$5,041,314		$6,577,632		$7,924,581	$14,335,200		$403,118

(1)	The benefits shown are also payable if the executive officer voluntarily leaves within 12 months after a change in control that is not approved by our board of directors.

(2)	Amount represents the incremental benefit that would be granted to executives actively participating in The Analog Devices B.V. Retirement and Death Benefit Plan (Mr. Marshall) upon death. Upon their death, executives receive a lump sum death benefit of four times their annual pensionable salary, while non-executive employees receive a lump sum death benefit of three times their annual pensionable salary. The amount reflected in the table reflects one year of Mr. Marshall’s annual salary and represents the enhancement of the death benefit calculation for executives over non-executive employees.

(3)	Based upon a multiplier of 299% of the executive officer’s base salary.

(4)	Based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses awarded to him in the four fiscal quarters preceding his termination.

(5)	The value of accelerated unvested options as of November 3, 2012 is calculated by taking the difference between the closing price of our common stock on NASDAQ on the last trading day of the fiscal year ($39.82 on November 2, 2012) and the option exercise price and multiplying it by the number of accelerated options. For RSUs, the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units.

(6)	Under the terms of his RSU Agreement dated January 15, 2010 covering 160,000 RSUs and RSU Agreement dated October 15, 2012 covering 200,000 RSUs, upon a change in control event, Mr. Fishman would be entitled to acceleration of vesting of all outstanding RSUs.

(7)	As of November 3, 2012, upon termination by us without cause or by the NEO for good reason after a change in control event, the officer would be entitled to acceleration of vesting of all outstanding unvested stock options or RSUs as follows:

Name	Number of Unvested Option Awards that Accelerate upon Termination After a Change in Control	Number of Unvested RSUs that Accelerate upon Termination After a Change in Control
Vincent T. Roche	340,214	64,435
David A. Zinsner	173,698	38,885
Robert R. Marshall	184,214	39,435
Robert P. McAdam	184,214	39,435

(8)	Under the terms of his RSU Agreement dated January 15, 2010 covering 160,000 RSUs and RSU Agreement dated October 15, 2012 covering 200,000 RSUs, upon a termination of Mr. Fishman’s employment by us without cause or by him for good reason, Mr. Fishman would be entitled to acceleration of vesting of all outstanding RSUs. In addition, under the terms of his RSU Agreement dated October 15, 2012 covering 200,000 RSUs, the vesting of such RSUs shall accelerate in full if, following the termination of Mr. Fishman’s employment with us for any reason, Mr. Fishman and the Board mutually agree that Mr. Fishman shall cease to serve as a member of the Board prior to the conclusion of his elected term or the Board does not nominate Mr. Fishman for re-election for the Board.

(9)	Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a termination in connection with a change in control. The annual benefit costs for each executive are: $10,583 for Mr. Fishman, $14,103 for Mr. Zinsner, $17,718 for Mr. Roche and $3,632 for Mr. Marshall. Mr. McAdam has reached his normal retirement age and is no longer eligible for the Company-provided life, disability, dental, accident and group health insurance benefit continuation.

(10)	In calculating the excise tax gross-up amounts, we take into account the officer’s earnings from ADI for the prior five years. We include the change-in-control cash severance and bonus, valuations of unvested stock options that become vested upon a change-in-control (using the fiscal 2012 year end closing stock price), valuations of restricted stock units that become vested upon a change-in-control (using the fiscal 2012 year end closing stock price), and our estimated cost of medical and other benefits. Whether the officer will receive a gross-up amount will depend primarily on the officer’s earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the Deferred Compensation Plan. Mr. Fishman agreed to eliminate his right to any such excise tax gross-up payment in 2010. We have also eliminated excise tax gross-up provisions from all future employee retention agreements.

Equity Award Program Description

Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. Under our 2006 Stock Incentive Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of ADI. All stock options have a term of ten years and generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The 2006 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee RSUs vest in full on the third anniversary of the date of grant.

We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the grants. All members of the Compensation Committee are independent directors, as defined by the NASDAQ Rules.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of November 3, 2012 about the securities which are either already issued, or authorized for future issuance, under the following equity compensation plans: our 2006 Stock Incentive Plan, our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, and our Employee Service Award Program.

Equity Compensation Plan Information

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity compensation plans approved by shareholders	26,761,232	(1)	$30.75	(2)	7,781,812	(3)
Equity compensation plans not approved by shareholders	2,751,293	(4)	$40.16		27,899	(5)

Total	29,512,525		$31.63	(2)	7,809,711

(1)	Includes 3,059,774 restricted stock units that were outstanding on November 3, 2012.

(2)	Only stock option awards were used in computing the weighted-average exercise price.

(3)	Our 2006 Plan, which was approved by shareholders in March 2006, allows for the issuance of 15 million shares of our common stock, plus any shares that were subject to outstanding options under our 1998 Stock Option Plan and our 2001 Broad-Based Stock Option Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised. Shares not issued as a result of a net settlement, used to pay withholding tax, or surrendered but not issued as new awards under a shareholder approved option exchange program are not available for use under the plan. Additionally, the 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant, or a Full-Value Award, counts as three shares for each share subject to the Full-Value Award.

(4)	Consists of shares issuable upon the exercise of outstanding options granted under our 2001 Broad-Based Stock Option Plan, which did not require the approval of shareholders and has not been approved by our shareholders. Since our adoption of the 2006 Plan, we may make no further grants under the 2001 Broad-Based Stock Option Plan. A description of the 2001 Broad-Based Stock Option Plan appears below.

(5)	Consists of 27,899 shares issuable under our Employee Service Award Program. A description of the Employee Service Award Program appears below.

2001 Broad-Based Stock Option Plan

In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan, or 2001 Plan, under which we were permitted to grant non-statutory stock options for up to 50,000,000 shares of common stock to employees, consultants and advisors of ADI and its subsidiaries, other than executive officers and directors. The 2001 Plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819). In December 2002, our Board of Directors adopted an amendment to the 2001 Plan to provide that the terms of outstanding options under the 2001 Plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

If ADI is reorganized or acquired, then the 2001 Plan requires our Board of Directors to ensure that the acquiring or succeeding entity assumes, or substitutes equivalent options for, all of the outstanding options. If not, all then unexercised options become exercisable in full and terminate immediately before the reorganization or acquisition is consummated. If the options are assumed or replaced with substituted options, then they would continue to vest in accordance with their original vesting schedules. If the reorganization event also constitutes a change in control of ADI, then one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with their original vesting schedules. However, any remaining unvested options held by an optionee would vest and become exercisable in full if, on or before the first anniversary of the change in control, the optionee’s employment were terminated without “cause” or for “good reason” (as those terms are defined in the 2001 Plan).

Since our adoption of the 2006 Plan, our Board determined that we may make no further grants under the 2001 Plan. If any option previously granted under the 2001 Plan expires or is terminated, surrendered, canceled or forfeited after January 23, 2006, the unused shares of common stock covered by that option will be available for grant under the 2006 Plan.

Employee Service Award Program

Our Employee Service Award Program is designed to recognize and thank employees for their long-term working relationship with ADI. All regular employees other than executive officers are eligible to receive these awards in the form of our common stock. Our executive officers receive these awards in cash instead of stock. We grant these awards to employees starting with the employee’s tenth anniversary of employment with us, and after the tenth anniversary, we grant the awards at the end of each subsequent five-year period of employment with us. The value of the award at the employee’s tenth anniversary with us is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of our common stock as reported on NASDAQ on a specified date. Our Board may terminate, amend or suspend the program at any time at its discretion.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Messrs. Novich, Saviers and Severino served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal 2012, or formerly, an officer or employee of ADI or any subsidiary of ADI. No member of our Compensation Committee had any relationship with us during fiscal 2012 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

During fiscal 2012, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Neil Novich, Chairman

F. Grant Saviers

Paul J. Severino

PROPOSAL 3 — APPROVAL OF EXECUTIVE SECTION 162(m) PLAN

We are requesting shareholder approval of the Analog Devices, Inc. Executive Section 162(m) Plan (the “Section 162(m) Plan”). Below we provide a summary of the principal features of the Section 162(m) Plan and its operation. The Section 162(m) Plan is set forth in its entirety as Appendix A to this proxy statement and the following summary is qualified in its entirety by reference to Appendix A.

Purpose

The purpose of the Section 162(m) Plan is to motivate and retain key executives to achieve targeted levels of corporate, financial and strategic performance. The Section 162(m) Plan is designed to ensure that any payments of incentive compensation paid pursuant to the terms of the Section 162(m) Plan to certain of our executives will be eligible to be fully deductible by the Company despite deduction limitations that might otherwise apply to such payments under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any tax year with respect to each of our Chief Executive Officer and certain other highly compensated executive officers. However, certain performance-based compensation that has been approved by shareholders and that satisfies certain other requirements is not subject to the deduction limit. The Board has adopted the Section 162(m) Plan, subject to shareholder approval, in order to satisfy the “performance-based compensation” requirements under Section 162(m), thereby maximizing the Company’s deduction for compensation paid to its executive officers. Shareholder approval of the Section 162(m) Plan will result in these incentive compensation payments, which may not otherwise be deductible as a result of Section 162(m), becoming eligible for deduction.

Eligibility to Participate

Employees covered under the Section 162(m) Plan are the Chief Executive Officer and such other key executives or class of executives as may be designated as participants for any performance period by the Compensation Committee. A performance period under the Section 162(m) Plan may be one or more fiscal quarters, one or more fiscal years or such other periods as determined by the Compensation Committee. The Compensation Committee currently intends to designate as participants in the Section 162(m) Plan those executives whose compensation is expected to be subject to the deduction limits under Section 162(m) for the applicable fiscal year or years in which the performance period occurs. The actual number of employees who will be eligible to participate in the Section 162(m) Plan during any particular performance period will be determined by the Committee. During fiscal year 2013, we expect that two executives will participate in the Section 162(m) Plan.

Awards

The Section 162(m) Plan provides for the establishment for each performance period of an aggregate capped amount (the “Aggregate Plan Cap”) equal to 2% of the Company’s “Profits”, defined for purposes of the plan as operating income determined under GAAP (Generally Accepted Accounting Principles), as set forth in the Company’s financial statements filed with the Securities and Exchange Commission, excluding restructuring charges, gain/loss from the sale of a business, and tangible and intangible asset impairments but including amounts paid under the Section 162(m) Plan. The Aggregate Plan Cap is then available to fund and pay to participating executives incentive compensation amounts earned and payable under certain of our executive compensation cash and stock incentive programs.

At the beginning of each performance period, the Compensation Committee will determine the maximum amount of the Aggregate Plan Cap that each individual executive participant may receive under the Section 162(m) Plan, which will include the maximum amount the participant could earn over the relevant performance period pursuant to the executive performance incentive plan. Pursuant to the Section 162(m) Plan, the sum of these individual maximum amounts may be less than or equal to 100% of the Aggregate Plan Cap, but in no event may exceed 100% of the Aggregate Plan Cap. No participant may have an individual maximum amount greater than 100% of the Aggregate Plan Cap.

The Compensation Committee may, and currently intends to, subject each participant’s right to receive any payments under the Section 162(m) Plan to additional service and/or performance conditions, including under the Company’s executive performance incentive plan and/or any then-effective stock incentive plan. The Compensation Committee may use its discretion to reduce (including a reduction to zero), but not increase, the amounts that may be paid to each participant under the Section 162(m) Plan. Except as specifically set forth in the Section 162(m) Plan, the executive performance incentive plan, a stock incentive plan or any other agreement between a Section 162(m) Plan participant and the Company, a participant must be employed by the Company or one of our subsidiaries on the date on which any amount under the Section 162(m) Plan is paid in order to receive payment under the Section 162(m) Plan.

As awards under the Section 162(m) Plan are determined based on the Company’s Profits and the Compensation Committee’s determination of the maximum amount that each individual participating executive may receive for any given performance period, the awards that would be received by participants under the Section 162(m) Plan are not determinable at this time.

Administration of the Plan

The Section 162(m) Plan will be administered by the Compensation Committee consistent with the requirements of Section 162(m).

Our Board of Directors recommends that you vote FOR approval of the Executive Section 162(m) Plan as disclosed in this proxy statement.

PROPOSAL 4 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending November 2, 2013. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2013 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2013 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the 2013 annual meeting. However, if any other matters are properly presented at the 2013 annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on March 12, 2013.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. You must instruct your broker how to vote with respect to the election of directors, the “say on pay” advisory vote, and the approval of the Executive Section 162(m) Plan; your broker cannot exercise its discretion to vote on these matters on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

We hope that shareholders will attend the meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have previously sent in their proxies.

Appendix A

ANALOG DEVICES, INC.

EXECUTIVE SECTION 162(m) PLAN

I.	Purpose

The purpose of the Executive Section 162(m) Plan (the “Section 162(m) Plan”) is to motivate and retain senior executives of Analog Devices, Inc. (the “Company”) to achieve targeted levels of corporate, financial and strategic performance. The terms of the Section 162(m) Plan set forth herein shall, if approved by the shareholders of the Company, apply to awards for or during fiscal year 2013 and later fiscal periods. The Section 162(m) Plan provides for an incentive pool based on the Company’s Profits (as defined below) pursuant to Section III hereof.

II.	Eligibility and Participation

Participants in the Section 162(m) Plan for any performance period shall include the Chief Executive Officer of the Company and such other key executives or class of executives as may be designated as participants for such period by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

III.	Incentive Pool

A. General. The Committee may designate participants who are eligible to receive an allocation of an incentive pool equal to 2% of the Company’s operating income determined in accordance with GAAP (Generally Accepted Accounting Principles), as set forth in the Company’s financial statements filed with the Securities and Exchange Commission, excluding restructuring charges, gain/loss from the sale of a business, and tangible and intangible asset impairments but including amounts paid under the Section 162(m) Plan (“Profits”) for the applicable performance period. The Committee shall allocate the incentive pool among the participants for each performance period. The performance period may be one or more fiscal quarters, one or more fiscal years, or such other period as determined by the Committee. In no event may (i) the allocation to any particular participant exceed 100% of the total incentive pool for the performance period and (ii) the sum of the incentive pool allocations for all participants exceed 100% of the total incentive pool. The incentive pool and the allocations among participants must be established by the Committee no later than the earlier of (i) ninety (90) days after the beginning of the performance period for which the incentive pool is created and (ii) the first 25% of the portion of the performance period with respect to which the incentive pool relates; provided, however, that in all cases, the incentive pool and the applicable allocations must be established by such time as may be required in order for the amounts paid under the incentive pool to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code (the “Code”) (such required date, the “162(m) Deadline”).

B. Additional Provisions. Allocations to participants may be paid in the form of cash, equity or otherwise in accordance with the discretion of the Committee. The Committee may, in its sole discretion, (i) subject the participant’s right to receive his or her allocation of the incentive pool to additional service and/or performance conditions, including, without limitation, performance conditions under the annual executive performance incentive plan (the “Annual Bonus Plan”) established by the Board of Directors of the Company or the Committee and/or conditions relating to the delivery of equity awards under the Company’s then-effect stock incentive plan (a “Stock Incentive Plan”), and (ii) use negative discretion to reduce or eliminate the amount of any incentive pool allocation to a participant. Notwithstanding the foregoing, in no event may the Board or the Committee increase the amount of such payment.

IV.	Terms

Each payment of an amount attributable to a participant’s incentive pool allocation under this Section 162(m) Plan shall be subject to the following terms:

A. No payment shall be made to participants in the Section 162(m) Plan unless and until the Committee has certified in writing (in such manner as shall be consistent with regulations under Section 162(m) of the Code) the amount of Profits for the applicable performance period and the participant’s allocation of the incentive pool.

B. To the extent amounts payable under the Section 162(m) Plan are paid in cash and to the extent the performance periods under the Section 162(m) Plan are the Company’s fiscal quarters, unless otherwise provided by the Committee, payment for the first and second fiscal quarters shall be made on or before June 30 of the calendar year in which the second fiscal quarter ends and payment for the third and fourth fiscal quarters shall be made on or before December 31 of the calendar year in which the fourth quarter ends. To the extent that the performance period is based on a different period of time, the Committee shall determine the time of payment in its sole discretion. Notwithstanding the preceding two sentences, in all cases cash payments shall be made no later than the later of (i) two and a half months after the end of the Company’s tax year in which such payment is no longer subject to a substantial risk of forfeiture and (ii) two and a half months after the end of the participant’s tax year in which such payment is no longer subject to a substantial risk of forfeiture. To the extent the Committee exercises discretion to make allocations in the form of equity awards under a Stock Incentive Plan, such allocations shall be paid in the time and manner consistent with the terms of such Stock Incentive Plan.

C. Except as specifically set forth in this Section 162(m) Plan, the Annual Bonus Plan, a Stock Incentive Plan or in another agreement between a participant in the Section 162(m) Plan and the Company, a participant must be employed by the Company or one of its subsidiaries on the date on which any amount under the Section 162(m) Plan is paid in order to be eligible to receive such payment.

V.	Actions Binding, No Right To Employment, etc.

The Committee shall have complete discretion to construe and administer the Section 162(m) Plan, to establish an incentive pool, to establish incentive pool allocations among participants, to determine the form in which amounts attributable to incentive pool allocations shall be paid, and otherwise to do all things necessary or appropriate to carry out the Section 162(m) Plan. The Committee is not obligated to establish an incentive pool or to make any allocations to any particular participants under the Section 162(m) Plan. Actions by the Committee under the Section 162(m) Plan shall be conclusive and binding on all persons.

Nothing in the Section 162(m) Plan shall entitle any participant to continued employment with the Company and its subsidiaries, and the loss of benefits or potential benefits under the Section 162(m) Plan shall in no event constitute an element of damages in any action brought against the Company or its subsidiaries.

The Committee may at any time, in its sole discretion, amend or terminate the Section 162(m) Plan.

The Section 162(m) Plan is effective on January 22, 2013, provided that any amounts payable under this plan shall be subject to approval of the material terms of the Section 162(m) Plan by the Company’s stockholders in the manner required under Section 162(m) of the Code in order for such amounts to be eligible to qualify as performance-based compensation under Section 162(m) of the Code, to the extent not already so approved.

A-2

ANALOG DEVICES, INC. P.O. BOX 9106 ATTN: INVESTOR RELATIONS DEPT. ONE TECHNOLOGY WAY NORWOOD, MA 02062-9106

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 12, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 12, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
M51891-Z59562-Z59563 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned shareholder.

If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director and FOR Proposals 2, 3 and 4.

The Board of Directors recommends a vote FOR each of the Director nominees and FOR Proposals 2, 3 and 4.

1)	To elect the following ten nominees to our Board of Directors, each for a term of one year.
			For	Against	Abstain			For	Against	Abstain
	Nominees					The Board of Directors recommends a vote FOR Proposal 2.
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j.	Ray Stata Jerald G. Fishman James A. Champy John C. Hodgson Yves-Andre Istel Neil Novich F. Grant Saviers Paul J. Severino Kenton J. Sicchitano Lisa T. Su	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2)	To approve, by non-binding “say-on-pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our proxy statement.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.
						3)	To approve the Analog Devices, Inc. Executive Section 162(m) Plan.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 4.
						4)	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2013.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, or other fiduciary, please give your full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M51892-Z59562-Z59563

ANALOG DEVICES, INC.

Annual Meeting of Shareholders - March 13, 2013 9:00 AM

This Proxy is solicited on behalf of the Board of Directors

The undersigned revokes all previous proxies and hereby appoints Ray Stata, Jerald G. Fishman and Margaret K. Seif, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANALOG DEVICES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on March 13, 2013, at Analog Devices, Inc., One Technology Way, Norwood, MA 02062, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.

Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Continued and to be signed on reverse side